SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒Preliminary Information Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14c 5(d)(2))
☐  Definitive Information Statement

LANCE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)
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☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies: common stock, $0.01 par value.

(2)   Aggregate number of securities to which transaction applies: 19,642,811.

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (Set forth the amount on which the filing fee is calculated   and state how it was determined): $0.01 per share.

(4)   Proposed maximum aggregate value of transaction: $1,964,281.

(5)   Total fee paid: $170.20.

☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid;

(2)   Form, Schedule or Registration Statement No.;

(3)   Filing Party;

(4)   Date Filed.

LANCE SYSTEMS, INC.
1434 West Alabama
Houston, TX 77006
(713) 524-5976

June __, 2003

The enclosed information statement is being furnished to shareholders of record on May 28, 2003 (our "Record Date"), of Lance Systems, Inc., a Utah corporation, (the "Company") in connection with the following actions taken by written consent of holders of a majority of the outstanding shares of our common stock entitled to vote on the following proposals:

1. To change the name of the Company to “Conspiracy Entertainment Holdings, Inc.”

2. To effect a 1-for-350 reverse stock split of the issued and outstanding shares of the Company's common stock.

3. The acquisition of the issued and outstanding shares of Conspiracy Entertainment Corporation, in exchange for the issuance of 21,552,900 shares of our common stock, subject to the terms and conditions set forth in the Share Exchange Agreement attached as Annex “B” of the attached Information Statement (the “Acquisition”).

4. The election of Sirus Ahmadi, Keith Tanaka and Randy Broweleit as directors of Lance Systems.

5. The adoption of the 2003 Incentive Share Option Plan.

6. The appointment of Singer Lewak Greenbaum & Goldstein LLP as the independent auditors of Lance Systems for the fiscal year ending June 30, 2003, subject to the completion of the acquisition of Conspiracy Entertainment.
WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On May 29, 2003, our board of directors unanimously approved the actions listed above and determined that the terms and conditions of the Acquisition are fair to, and in the best interests of, the Company’s shareholders.

On May 29, 2003, the holders of approximately 81% of the outstanding shares of our common stock executed a written consent in favor of the actions described above. This consent will satisfy the shareholder approval requirement for the proposed action and allows us to take the proposed action on or after June 29, 2003. Under federal law the corporate action to be taken pursuant to the shareholder consents cannot be taken until at least 20 days after this Information Statement has first been sent to shareholders.

By Order of the Board of Directors,

/s/John Spicer
 John Spicer, President

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Mailed to Shareholders
on or about ________, 2003

LANCE SYSTEMS, INC.
1434 West Alabama
Houston, TX 77006
(713) 524-5976

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INFORMATION STATEMENT
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INTRODUCTION

This Information Statement is being furnished to shareholders of Lance Systems, Inc., a Utah corporation, in connection with the following matters that were approved by our Board of Directors on May 29, 2003 and by the holders of a majority of the outstanding shares of our common stock by written consent on May 29, 2003:

1. To change the name of the Company to “Conspiracy Entertainment Holdings, Inc.”

2. To effect a 1-for-350reverse stock split of the issued and outstanding shares of the Company's common stock.

3. The acquisition of the issued and outstanding shares of share of Conspiracy Entertainment Corporation, in exchange for the issuance of 21,552,900 shares of our common stock, subject to the terms and conditions set forth in the Share Exchange Agreement attached as Annex “B” of the attached Information Statement (the “Acquisition”).

4. The election of Sirus Ahmadi, Keith Tanaka and Randy Broweleit as directors of Lance Systems.

5. The adoption of the 2003 Incentive Share Option Plan.

6. The appointment of Singer Lewak Greenbaum & Goldstein LLP as the independent auditors of Lance Systems for the fiscal year ending June 30, 2003, subject to the completion of the acquisition of Conspiracy Entertainment.

The Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. This Information Statement also constitutes the notice to our shareholders of taking a corporate action by written consent of the shareholders, as required by Section 16-10(a)-704(2) of the Utah Revised Business Corporations Act (“URBC”).
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WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
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THIS INFORMATION STATEMENT IS FURNISHED TO YOU FOR INFORMATION PURPOSES ONLY. This Information Statement is first being mailed on or about June __, 2003 to holders of record of our common stock as of the close of business on May 28, 2003 (the "Record Date"). As of the Record Date, 76,898,333 shares of our common stock were outstanding.

FORWARD LOOKING STATEMENTS. This Information Statement contains statements which, to the extent that they are not recitations of historical fact, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words "estimate," "anticipate," "project," "intend," "expect," and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties, including, without limitation, statements and assumptions with respect to the reorganization, acquisition of Conspiracy Entertainment, estimated funding requirements, the outcome of contingencies including litigation, and the availability of sufficient funding therefor. You are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this Information Statement. We do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events, circumstances or changes in expectations after the date of this Information Statement, or to reflect the occurrence of unanticipated events. The forward looking statements in this document are intended to be subject to the safe harbor protection provided by Sections 27A of the Securities Act and 21E of the Exchange Act. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward looking statements, see “Risk Factors,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

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SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and Annexes attached hereto. References in this Information Statement to "we” and “us" shall be deemed to refer to Lance Systems. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement or in the Annexes attached hereto. You are urged to read this Information Statement and the Annex hereto in their entirety.

LANCE SYSTEMS, INC. AND CONSPIRACY ENTERTAINMENT CORPORATION

Our Company.
We are a Utah corporation that is not currently engaged in any substantial activity other than the search for a possible merger or acquisition candidate. Lance Systems is a public company whose securities trade over-the-counter on the OTC Bulletin Board. Information about us can be found in our public filings that can be accessed electronically by means of the Securities and Exchange Commission’s website, http://www.sec.gov, or at other Internet sites such as http://freeedgar.com, as well as from the offices of the SEC. Our principal executive offices are located at 1434 West Alabama Houston, TX 77006, and our telephone number is (713) 524-5976. See “The Companies – Business of Lance Systems, Inc.”

Conspiracy Entertainment.
Conspiracy Entertainment was incorporated in 1997 under California law. Conspiracy Entertainment develops, publishes and markets interactive entertainment software. Conspiracy Entertainment currently publishes titles for many of the most popular interactive entertainment platforms, such as Sony’s PlayStation, Nintendo’s 64 and Nintendo’s Game Boy Color and Game Boy Advance, as well as, the next generation hardware platforms such as Sony’s PlayStation 2, Nintendo GameCube and Microsoft’s Xbox. Conspiracy Entertainment’s principal executive offices are located at 612 Santa Monica Blvd., Santa Monica, California 90401 and their telephone number is (310) 260-6150. See “The Companies – Business of Conspiracy Entertainment Corporation.”

THE SHARE EXCHANGE WITH CONSPIRACY ENTERTAINMENT
AND RELATED ACTIONS

Approval by the Board of Directors.
On May 29, 2003, our Board of Directors determined that it was advisable and in our and your best interests to enter into, and by unanimous written consent approved and adopted the matters described in this Information Statement, including the Acquisition. Our Board of Directors determined that these transactions represent, in the Board's opinion, the most prudent way for us to conduct business in the future. Our Board of Directors' approval of the Acquisition is based upon a number of factors described in this Information Statement. See “The Acquisition.”

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Approval by the Holders of a Majority of the Company’s common stock

Pursuant to the applicable provisions of the Utah Revised Business Corporations Act (“URBC”) and our Articles of Incorporation, on May 29, 2003, the holders of a majority of the outstanding common stock holding approximately 81% of the outstanding shares of our common stock (the “Majority Shareholders”) executed a written consent in favor of the actions described herein. Under federal law the corporate action to be taken pursuant to the shareholder consents cannot be taken until at least 20 days after this Information Statement has first been sent to shareholders.

Name Change.	Pursuant to the applicable provisions of the URBC, we will change our name to “Conspiracy Entertainment Holdings, Inc.”
Reverse Stock Split.	Pursuant to the applicable provisions of the URBC, we will effect a 1-for-350 reverse stock split of the issued and outstanding shares of the Company's common stock.
Share Exchange Agreement.
Subject to the terms and conditions of the Share Exchange Agreement, we will acquire all of the issued and outstanding shares of Conspiracy Entertainment in exchange for 21,552,900 post-reverse split shares of our common stock. On completion of the acquisition, the officers and directors nominated by Conspiracy Entertainment will replace our officers and directors, and the shareholders of Conspiracy Entertainment will collectively hold 72% of our common stock. See “Plan of Share Exchange.”

Certain Tax Consequences.
The Acquisition and the included transactions contemplated in connection therewith have been structured with the intent that they be tax-free to the Company, Conspiracy Entertainment, and the holders of Conspiracy Entertainment common share for US federal income tax purposes. Assuming that the Acquisition constitutes a tax-free reorganization for US federal income tax purposes, no gain or loss will be recognized by the Company, current shareholders of the Company or Conspiracy Entertainment in connection with the Acquisition and the transactions contemplated in connection therewith. This treatment may not apply to particular categories of holders of Conspiracy Entertainment common share or holders outside the United States. In addition, there may be relevant foreign, state, local, or other tax consequences, none of which are described herein. Conspiracy Entertainment shareholders are urged to consult their tax advisors to determine the specific tax consequences of the Acquisition, including the applicability and effect of foreign, state, local, and other tax laws. See “Plan of Share Exchange - Federal Tax Consequences of the Transaction.”

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Trading of our common stock.	Trading of our common stock is conducted on the OTC Bulletin Board.
No Appraisal or Dissenters Rights.
Under the applicable provisions of the URBC and our Articles of Incorporation, our shareholders are not entitled to appraisal or dissenters rights with respect to the Acquisition. See “Plan of Share Exchange – Dissenters’ Rights.”

2003 Incentive Share Plan.
The 2003 Incentive Stock Option Plan authorizes us to issue 2,000,000 post-reverse stock split shares of common stock for issuance upon exercise of options. The plan authorizes us to grant to our key employees (i) incentive stock options to purchase shares of common stock and (ii) non-qualified stock options to purchase shares of common stock. See “Adoption of 2003 Incentive Share Plan.”

Election of Directors.
By written consent of the Majority Stockholders, upon the consummation of the Share Exchange Agreement, Sirus Ahmadi, Keith Tanaka and Randy Broweleit will be elected directors of the Company and will constitute the entire Board.

Anticipated Closing Date.	The Closing date of the acquisition is expected to be 20 days following mailing of this Information Statement to our shareholders.
Change in Our Auditor.
In connection with the acquisition of Conspiracy Entertainment, Singer Lewak Greenbaum & Goldstein LLP will be appointed to be the auditors of the Company. If the acquisition is not completed, Lance Systems will retain its current auditors, HJ & Associates. See “Appointment of Independent Auditors.”

The following table summarizes the capital structure contemplated by the Acquisition and related transactions:

Share Transactions Prior to Close	Pre-Reverse Split Issued and Outstanding	Post-Reverse Split (1/350) Issued and Outstanding
Initial Issued and Outstanding	76,898,333
1-for-350 reverse stock split (no holdings reduced below 100 shares) (1)		219,710
Section 5 Issuance for Service Providers (2) Total Issued and Outstanding Cancellation of John Spicer Shares (3) Total Issued and Outstanding		8,500,000 8,719,710 (114,286) 8,605,424

Issuance for the Acquisition (4) Post-Acquisition Total Issued and Outstanding		21,552,900 30,158,324

1. The table above contemplates the following steps prior to and at closing of the acquisition of Conspiracy Entertainment:

2. The consolidation of our outstanding shares capital on the basis of one new common share for each three-hundred fifty existing common shares (no holdings reduced below 100 shares);

3. The settlement of $170,000 in legal fees recorded on our balance sheet in exchange for the issuance of 8,500,000 common shares at $0.02 per share, post-reverse stock split; and

4. The cancellation of 114,286 shares of common stock owned by John Spicer.

5. The issuance of 21,552,900 common shares in exchange for all of the issued and outstanding shares of Conspiracy Entertainment common stock.

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RISK FACTORS
Risks Related To The Share Exchange

   The consideration for the share exchange was determined by us and Conspiracy Entertainment after negotiation and without having obtained a fairness opinion and should not be considered an indication of any actual value. Although Conspiracy Entertainment has maintained active business operations, we cannot assure you that we will generate profits after the share exchange. The Securities and Exchange Commission carefully scrutinizes reverse merger acquisitions and may not allow this share exchange to occur or may only do so after great difficulty. We do not meet the qualifications for NASDAQ or the other national exchanges. Even if we are successful in obtaining the regulatory approvals necessary to consummate the share exchange you may have no more liquidity in your share after the share exchange. In addition, the market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control including:

  Potential absence of securities analysts covering us and distributing research and recommendations about us;
  Liquidity of our common stock will be low because a minimal amount of our shares will be in the hands of non-affiliates of the company;
  Changes in earnings estimates by securities analysts or our ability to meet those estimates;
  The operating results and share price performance of other comparable companies;
  Low trading volume because so many of our shares are closely held;
  Overall share market fluctuations; and
  Economic conditions generally and in the interactive entertainment industry specifically.

Risks Related To The Business We Are Acquiring

   The interactive entertainment software market is characterized by changing consumer preferences which are difficult to predict and short product life cycles which generally consist of a relatively higher proportion of sales during the first few months or less followed by a substantial decline immediately thereafter. Because product development is complex and time consuming and may not lead to marketable titles or titles that generate sufficient revenues to recover development and marketing costs, we cannot assure you that the business we are acquiring in the share exchange will continually introduce new products that achieve market acceptance or that such acceptance, if achieved, will be sufficient to permit us to recover development and other associated costs. The introduction of new hardware platforms and technologies requires the business we are acquiring to produce more complex software and may also render existing titles in the business obsolete and unmarketable as consumer demand for titles on older hardware platforms diminishes.

   A substantial portion of the revenues of Conspiracy Entertainment is derived from a limited number of products, while 100% of Conspiracy Entertainment’s net revenues during the period of 12 months ended December 31, 2002 were attributable to sales made to its two largest customers. The business is also wholly dependent on the manufacturers of interactive hardware platforms and its ability to obtain or maintain non-exclusive licenses with them, both for the rights to publish and to manufacture titles for their hardware platforms. If any manufacturer were to choose not to renew or extend its license agreement at the end of its current term or were to terminate its license for any reason, the business we are acquiring would be unable to publish additional titles for that manufacturer’s program.

   Conspiracy Entertainment is also dependent on licenses to properties originated and owned by third parties for the development of its titles. If we are unable to obtain licenses for properties which are believed to offer significant consumer appeal, revenues would decline as our business would be required to obtain licenses for less popular properties or to internally develop titles, an undertaking which may require greater marketing expenses in order to establish brand identity and may not achieve market acceptance or prove to be successful. The success of the business we are acquiring is further dependent upon the protections afforded by the copyright, trademark and trade secret laws in addition to software and confidentiality agreements entered into with its employees, consultants, and other individuals and other third party agreements. Protection of the business’ valuable intellectual property rights would be limited by factors such as the impracticability of policing the extensive software piracy and other unauthorized copying characteristic of the industry, especially internationally, together with the extensive costs of time-consuming litigation, and provisions in our licensing agreements which permit the owner to use or license the code licensed to us for development of competitive products.

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   Additional capital necessary to finance future growth of the business could be unavailable on acceptable terms, and if available and in the form of equity securities, may result in substantial dilution or impairment of the rights, preferences or privileges of our existing common stock.

   We may be subject to claims that the business we are acquiring is infringing upon the intellectual property rights of third parties or that we are contractually obligated to compensate hardware manufacturers under indemnification agreements entered into by us or Conspiracy Entertainment in connection with the business which require us to indemnify them with respect to all loss, liability, and expense resulting from any claim against them involving the development, marketing, sale or use of our products, including intellectual property claims. Our financial condition and ability to compete would be further impaired in the event that the products of the business are determined to violate third-party rights and we cannot provide assurances that licenses would be obtained to continue the offering of such products on commercially reasonable terms, if at all.

   Competition within the entertainment industry is intense, and many of our competitors may have the resources to market their products more effectively, adopt more aggressive pricing policies or to pay more to third-party developers or other licensors. Such competitive pressures may not only require us to increase marketing expenditures but also to escalate the costs of acquiring licenses or intellectual entertainment properties.

   Government restrictions including the likely adoption of an interactive software rating system both at the state and federal levels in the United States and in foreign countries together with censorship of content of products in foreign countries would could further harm the business we are acquiring by requiring us to modify products to comply with such restrictions, which could delay their release.

PROPOSAL NUMBER ONE
THE CHANGE OF OUR CORPORATE NAME

   By unanimous written consent of the Board dated May 29, 2003 and written consent of the Majority Shareholders dated May 29, 2003, our board of directors and the Majority Shareholders have decided that it is in our best interest to change our corporate name to “Conspiracy Entertainment Holdings, Inc.” in order to capture the goodwill associated with the “Conspiracy Entertainment” name and cause our corporate name to be reflective of our future business enterprise. We will attempt to have the trading symbol for our common stock changed from “LAST” to a symbol more readily associated with our new name. Pursuant to the URBC, because the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock entitled to vote is required to approve the corporate name change and has been obtained, there is no further action required by any shareholder. Accordingly, in connection with the reverse stock split, we will amend our articles of incorporation to change our name to “Conspiracy Entertainment Holdings, Inc.” The form of amendment is attached hereto as Appendix A.

PROPOSAL NUMBER TWO
THE REVERSE STOCK SPLIT

On May 29, 2003, our board of directors by unanimous consent approved a 350:1 reverse stock split whereby every 350 shares of the Company's currently outstanding shares of our common stock will be exchanged for one share of common stock. Currently, the Company has 100,000,000 shares of common stock authorized, of which 76,898,333 shares are issued and outstanding. The Company has not issued any shares of any other class of stock. The result of the reverse stock split will be that the Company will have approximately 219,710 shares of $0.001 par value common stock issued and outstanding; provided however, that no stockholder will be reduced below 100 shares. There are currently no outstanding options, warrants, rights or convertible securities outstanding. Dissenting stockholders have no appraisal rights under the URBC or under the Company’s articles of incorporation or bylaws in connection with the reverse stock split.

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Reasons For The Proposed Reverse Stock Split

The Board adopted this 350:1 reverse stock split in preparation of the proposed Acquisition with Conspiracy Entertainment described in more detail in Proposal 4 to this information statement. The Board believed the reverse stock split would allow the Company to enter into the merger with Conspiracy Entertainment at the right level of shareholder capitalization such that the Acquisition would dilute the current shareholders of the Company to the level anticipated and negotiated with Conspiracy Entertainment. The amended articles of incorporation reflecting the effect of the 350:1 reverse stock split appears in Appendix A.

In addition to the reverse stock split being a condition precedent to the consummation of the Acquisition, the Board also approved the reverse stock split because it believes the reverse stock split will (1) reduce the number of outstanding shares of common stock and thereby make available shares of common stock with which to acquire assets into the Company; and (2) help raise the trading price of the Company's common stock. In discussions by the Company's executive officers with members of the brokerage and banking industries, the Company has been advised that the brokerage firms might be more willing to evaluate the Company's securities as a possible investment opportunity for their clients and may be more willing to act as a market maker in the Company's securities if the price range for the Company's common stock were higher. Management believes that additional interest by the investment community in the Company's stock, of which there can be no assurance, is desirable.

The Company's management also believes that existing low trading prices of the Company's common stock may have an adverse impact upon the current level of the trading market for the common stock. In particular, brokerage firms often charge higher commissions for transactions involving low-priced shares than they would for the same dollar amount of securities with a higher per share price. Some brokerage firms will not recommend purchases of low-priced shares to their clients or make a market in such share, which tendencies may adversely affect the liquidity for current shareholders and the Company's ability to obtain additional equity financing.

Effects Of Approval Of The Reverse Stock Split

Theoretically, the market price of the Company's common stock should increase approximately 350-fold following the proposed reverse stock split. It is hoped that this will result in a price level, which will overcome the reluctance, policies, and practices of broker-dealers described above and increase interest in the Company's common stock by investors. Shareholders should note that the effect of the reverse stock split upon the market price for the Company's common stock cannot be accurately predicted. Further, there can be no assurance that the per share market price of the post-split common stock will trade at or above a price 100 times the price of the pre-split common stock or, if it does, that the price can be maintained at that level for any period of time. On March 26, 2003, the closing bid and asked prices of the Company's common stock were each $0.02, as reported by the OTC Bulletin Board. The foregoing quotation reflects inter-dealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions.

The Company's management, by implementing a reverse stock split, does not intend to "take the company private" by decreasing the number of shareholders of the Company. No shareholders of the Company will be eliminated and no fractional shares of our common stock will be issued to shareholders as a result of the share consolidation. Any totals resulting in fractional shares may be rounded up to the nearest whole share. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares. Pursuant to the reverse stock split, no shareholder shall be reduced below 100 shares.

Procedure For Implementing The Reverse Split

In connection with the reverse split, 350 shares of pre-split outstanding common stock of the Company will be exchanged for one share of common stock. Post-split shares of our common stock may be obtained by surrendering certificates representing shares of pre-split common stock to the Company's transfer agent, Western States Transfer & Registrar, Inc., 4625 South 2300 East, Suite 207, Salt Lake City, Utah 84117-4581, (801) 272-1547 (the "Transfer Agent"). To determine the number of shares of our common stock issuable to any record holder, the total number of shares represented by all of the certificates issued in the name of that record holder held in each account as set forth on the records of the Transfer Agent on the date upon which the Merger split becomes effective will be divided by 350. Upon surrender to the Transfer Agent of the share certificate(s) representing shares of pre-split common stock and the applicable transfer fee payable by the holder, the holder will receive a share certificate representing the appropriate number of shares of our common stock. If the division described above results in a quotient, which contains a fraction, the Transfer Agent will round up such fractional share numbers to the nearest whole number.

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Material Income Tax Consequences
 The following is a summary of the material federal income tax consequences of the reverse stock split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

The Company believes that the reverse stock split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code or as a stock-for-stock exchange under Section 1036(a) of the Code. As a result, no gain or loss should be recognized by the Company or its stockholders in connection with the reverse stock split, except with respect to any cash received in lieu of fractional shares. A stockholder's aggregate tax basis in his or her shares of post-reverse stock split common stock received from the Company will be the same as his or her aggregate tax basis in the pre-reverse stock split common stock exchanged therefor. The holding period of the post-reverse stock split common stock surrendered in exchange therefor will include the period for which the shares of pre-reverse stock split common stock were held, provided all such common stock was held as a capital asset on the date of the exchange. Each stockholder who receives cash, if any, in lieu of a fractional share of post-reverse stock split common stock will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional share.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (such as life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the reverse stock split under any state, local or foreign tax laws.

No ruling from the Internal Revenue Service or opinion of counsel has been or will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the reverse stock split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: the effect on his or her personal tax situation of the reverse stock split (including the application and effect of state, local and foreign income and other tax laws); the effect of possible future legislation and Regulations; and the reporting of information required in connection with the reverse stock split on his or her own tax returns. It also will be the responsibility of each stockholder to prepare and file all appropriate tax returns.

PROPOSAL NUMBER FOUR
PLAN OF SHARE EXCHANGE

A. The Proposed Acquisition of Conspiracy Entertainment.

Lance Systems has entered into a Share Exchange Agreement which sets forth the terms and conditions of the proposed acquisition, to be effective immediately following the name change and reverse stock split, of all of the issued and outstanding shares of Conspiracy Entertainment from Conspiracy Entertainment shareholders, whereby Conspiracy Entertainment will become a wholly-owned subsidiary of Conspiracy Entertainment Holdings. In exchange for the acquisition of the Conspiracy Entertainment shares, Conspiracy Holdings will issue 21,552,900 post-reverse split shares of Conspiracy Holdings common stock to the shareholders of Conspiracy Entertainment. The consummation of the acquisition will occur no sooner than twenty (20) days after the date this Information Statement is first mailed to our current shareholders.

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Upon the consummation of the Acquisition, Conspiracy Entertainment shareholders will receive 821.06 shares of Conspiracy Holdings share for each Conspiracy Entertainment share held by them. There is no preemptive right with respect to the shares of our common stock. Both Conspiracy Holdings and Conspiracy Entertainment shall survive the Acquisition and shall continue to be governed by the laws of the States of Utah and California, respectively.

Required Consent

The Board of Directors approved the Acquisition, Share Acquisition Agreement and the transactions contemplated therein by written consent dated May 29, 2003. Pursuant to URBC, shareholder approval of the Acquisition, Share Acquisition Agreement and the transactions contemplated therein requires the consent of the holders of a majority of the outstanding shares of our common stock entitled to vote. The Majority Shareholders owning approximately 81% of the outstanding shares of our common stock as of the Record Date, approved by written consent dated May 29, 2003, the Share Acquisition Agreement and the transactions contemplated therein. The anticipated closing date of the Acquisition is expected to be 20 days following mailing of this Information Statement to our shareholders.

Background of the Proposed Acquisition of Lance Systems, Inc.

On December 4, 2002, LavaRock Holding Corporation entered into a Binding Letter of Intent (“LOI”) with Conspiracy Entertainment. The LOI provides, among other things, for the merger of Conspiracy Entertainment with and into a publicly traded company to be identified by LavaRock. In January, 2003, representatives of LavaRock contacted Wallace T. Boyack in connection with such a transaction. Mr. Boyack and representatives of LavaRock had numerous discussions over the following four weeks. On May 29, 2003, our board of directors unanimously determined that the terms and conditions of the Acquisition are fair to, and in the best interests of, the Company’s shareholders and unanimously approved the Acquisition. On May 29, 2003, the Majority Stockholders executed a written consent approving the Acquisition.

B. Reasons of the Lance Systems Board For Acquiring Conspiracy Entertainment.

The Board of Directors has given careful consideration to the Acquisition, the existing business operations of Conspiracy Entertainment, the future and plans of Conspiracy Entertainment, our current book value, the interest of our shareholders, and the risks of the Ac q uisition to our existing shareholders. Based on the foregoing considerations the Board of Directors believe the transactions contemplated by the Acquisition are fair and in our best interests.

Our Board of Directors believes we will benefit from the Acquisition, with an immediate impact being the significant new operations and revenues, assets and shareholder’s equity, as well as giving Lance Systems the ability to expand the operations of Conspiracy Entertainment.

C. Material Terms of the Agreement and Plan of Share Exchange.

   The following describes the material terms of the Acquisition. This summary is qualified in its entirety to the full text of the Share Exchange Agreement, which is attached h ereto as Annex B. You are urged to read the entire agreement.

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   Manner and Basis of Share Exchange

Under the terms of the Share Exchange Agreement, on closing of the Acquisition, the Conspiracy Entertainment shareholders of record will receive 821.06 shares of Conspiracy Holdings shares for each Conspiracy Entertainment share. The obligations of Conspiracy Entertainment to consummate the Share Exchange Agreement by causing their shareholders to transfer all of the issued and outstanding shares of Conspiracy Entertainment Common Stock to Conspiracy Holdings are subject to the timely consummation, following the closing of the Acquisition, of the Private Placement (as defined below). On the first business day after the timely consummation in full of the Private Placement, each shareholder of Conspiracy Entertainment (a “Conspiracy Shareholder”) shall deliver to Conspiracy Holdings one or more stock certificates evidencing all of the issued and outstanding shares of Conspiracy Entertainment Common Stock owned by him at the time of the closing duly endorsed for transfer to Conspiracy Holdings, whereupon Conspiracy Entertainment will be a wholly-owned subsidiary of Conspiracy Holdings. At the closing, each Conspiracy Shareholder shall deliver to our company a duly executed revocable proxy granting to Conspiracy Holdings the right to vote all of the shares of Conspiracy Entertainment Common Stock owned by said Conspiracy Shareholder at the closing on all matters presented for action by Conspiracy to the shareholders of Conspiracy during the period commencing with the Closing and ending on the earlier of (i) the date that said Conspiracy Shareholder transfers the shares of Conspiracy Entertainment Common Stock owned by him to Conspiracy Holdings pursuant to the provisions of the preceding sentence, and (ii) in the event that the Conspiracy Shareholders elect to unwind the Acquisition. We have agreed to conduct a private placement, in accordance with all applicable federal, state and foreign securities laws, of authorized but unissued shares of Conspiracy Holdings common stock, and warrants exercisable into such shares, promptly after the closing, pursuant to which Conspiracy Holdings will sell 1,500,000 shares of such common stock for a price of U.S.$0.67 per share, each of which shares will have attached thereto a warrant to purchase one additional share of such common stock for an exercise price of U.S.$1.00 per share, in two equal tranches of 750,000 shares, one to be completed within five (5) business days of the closing and the other to be completed within twenty-five (25) calendar days of the closing.

   Representations and Warranties

We make various representations and warranties in the share exchange agreement, including, among others, representations and warranties related to corporate organization and similar corporate matters; the validity of the shares of our common stock being issued to Conspiracy Entertainment's stockholders, our financial statements and books and records, the absence of material adverse changes since December 31, 2001, compliance with laws, authorization and enforceability; non-contravention of transactions contemplated by the share exchange; absence of undisclosed liabilities; litigation; and the accuracy of information relating to us contained in information delivered to Conspiracy Entertainment and contained in reports filed by us with the Securities and Exchange Commission. The Share Exchange Agreement contains similar representations by Conspiracy Entertainment to us. The representations and warranties of the parties will survive the closing for a period of twelve months.

Each of the parties to the Share Exchange Agreement also makes covenants to the other relating to the period between the signing of the Share Exchange Agreement and the closing of the transactions contemplated by it regarding the continued conduct of its business in the ordinary course, the preservation of its business, notification regarding any litigation, and the continued effectiveness of the representations and warranties made by the parties. The parties also agreed that each party would pay its own costs and expenses, that each party would keep information disclosed to it confidential for a period of one year after the closing with some exceptions, and that each party will take such further action as may be necessary or desirable to carry out the provisions of the share exchange agreement and the transactions contemplated by it.

   Conditions to the Acquisition

The obligations of Lance Systems and Conspiracy Entertainment to complete the Acquisition are subject to the satisfaction or waiver of the following conditions:

(i)  The required approvals of the shareholders and directors of our Company and Conspiracy Entertainment shall have been obtained;

(ii)  Lance Systems shall have settled and be released from all outstanding debts, including, but not limited to, all outstanding legal and accounting fees in connection with this transaction and otherwise;

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(iii)        This Information Statement must have been cleared by the SEC;

(iv) Conspiracy Entertainment shall have received an opinion from counsel as to certain legal matters; and

(v) The representations and warranties of each party shall be true and correct in all material respects at the closing, all regulatory and other approvals being obtained, no litigation existing that would modify or prevent the transactions contemplated by the Share Exchange Agreement and delivery of stock certificates and other documents.

   Indemnification

In the Share Exchange Agreement, each party agrees to indemnify the other and hold the other harmless from and against any and all losses, liabilities, damages, costs and expenses arising out of any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by that party in the Share Exchange Agreement.

   Termination of the Acquisition

   The Share Exchange Agreement may be terminated in the following circumstances:

(i)      By the mutual written consent of Lance Systems and Conspiracy Entertainment;

(ii)     By either party during the due diligence phase if due diligence investigations result in deficiencies that cannot be cured within a prescribed time;

(iii)    By either Conspiracy Entertainment or Lance Systems in the event of a material breach of a representation, warranty, or covenant or non-performance of a condition, by the other party;

(iv)    By either Lance Systems or Conspiracy Entertainment if the Acquisition does not close for any reason by September 1, 2003.

Except for termination due to material breach of a representation, warranty or covenant or non-performance of a condition, the companies agree that in the event of termination of the Share Exchange Agreement that neither company will be entitled to damages from the other as a result of such termination.

D.   Change in Control

Pursuant to the Share Exchange Agreement, Lance Systems will issue 21,552,900 shares of common stock, to the shareholders of Conspiracy Entertainment. Upon consummation of the Acquisition, our current Board of Directors will immediately resign and Sirus Ahmadi, Keith Tanaka and Randy Boweleit will be appointed to the Board of Directors. Accordingly, the Acquisition will result in a change in control of Lance Systems effective on closing of the Share Exchange Agreement.

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Upon completion of the Acquisition, the ownership of our common stock by (i) the shareholders of Conspiracy Entertainment as a group, and (ii) the current Lance Systems shareholders, as a group, will be as follows:

Group of Shareholders	Number of Shares of our common stock	Percentage of Ownership

Conspiracy Entertainment	21,552,900	71%
Pre-Acquisition Company	8,605,424	29%
Total	30,158,324	100%

E.   Regulatory Approvals Required.

Consummation of the Share Exchange Agreement does not require any regulatory approvals other than the federal filings required under applicable U.S. securities laws in connection with this information statement and the filing of a Form D and related state securities law filings in connection with the issuance of our common stock to the stockholders of Conspiracy Entertainment.

F.   Federal Tax Consequences of the Transaction.

The following is a summary of the material federal income tax consequences of the proposed Share Exchange. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely effect the discussion of this summary.

The Share Exchange may qualify as a "reorganization" under Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Code. There are numerous requirements that must be satisfied in order for the Share Exchange to be accorded tax deferred treatment under Section 368(a) of the Code. Some of these requirements are discussed below.

Section 368A(a)(1)(A) of the Code provides that a "reorganization" includes a statutory share exchange. Section 368(a)(1)(D) of the Code provides that a reorganization includes a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more or its stockholders (including persons who were stockholders immediately before the transfer), or any combination thereof, is in control of the corporation to which the assets are transferred; but only if, pursuance to the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under Section 354, 355 or 356. Section 354(a)(1) of the Code provides that no gain or loss will be recognized if stock or securities in a corporation a party to a reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Section 354(b)(1) of the Code states, in part, that the receipt of stock in an exchange pursuant to a reorganization within the meaning of Section 368(a)(1)(D) of the Code does not give rise to gain or loss where the corporation to which the assets are transferred acquires substantially all of the properties of the transferor.

Section 1.368-1(d) of the Regulations provides that the Company must (a) continue the historic business of Conspiracy Entertainment or (b) use a significant portion of Conspiracy Entertainment's historic assets in a business. This requirement is referred to as the "continuity of business enterprise" requirement. If it were determined that Conspiracy Entertainment were still in the start-up phase and had not yet engaged in business for tax purposes, Conspiracy Entertainment would not have an historic business, and the continuity of business enterprises requirement could not be satisfied. Accordingly, the Share Exchange would not qualify as a tax deferred "reorganization."

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Assuming the Share Exchange is executed in accordance with the terms and conditions set forth in the Share Exchange agreement and assuming that Conspiracy Entertainment has engaged in a business for income tax purposes prior to the effective date of the Share Exchange, the Share Exchange appears to satisfy the requirements of a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Code.

If the Share Exchange qualifies as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) or Section 368(a)(1)(D) of the Code, then except as otherwise provided in the next paragraph, (a) no gain or loss will be recognized by the Company or Conspiracy Entertainment upon the transfer of all of Conspiracy Entertainment's assets to the Company in exchange for Company common stock and the assumption by the Company of Conspiracy Entertainment's liabilities and (b) no gain or loss will be recognized by Conspiracy Entertainment on distribution of the Company common stock to Conspiracy Entertainment's stockholders.

If the Share Exchange qualifies as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(D) of the Code, then Section 357(c) of the Code provides that if the sum of the liabilities assumed by the Company plus the amount of the liabilities to which property transferred to the Company is subject, exceeds the tax basis of the property transferred pursuant to the Share Exchange, then such excess shall be recognized as gain notwithstanding that the Share Exchange otherwise qualifies as a tax deferred "reorganization." If it appears that Conspiracy Entertainment will have excess liabilities which will result in gain, however, Conspiracy Entertainment may have sufficient operating loss carry forwards from prior years and current year losses to offset all or a portion of such gain. If Conspiracy Entertainment's losses are not sufficient to offset such gain, the resulting tax liability will be a liability of the Company as a result of the Share Exchange.

If the Share Exchange does not qualify as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) or Section (a)(1)(D) of the Code, Conspiracy Entertainment would recognize gain equal to the excess of (i) the fair market value of the Company stock received plus the amount of liabilities of Conspiracy Entertainment assumed by the Company pursuant to the Share Exchange, over (ii) Conspiracy Entertainment's basis in its assets. To the extent a taxable gain was incurred by Conspiracy Entertainment which is not offset by current year operating losses and loss carry forwards from prior years, the Company would be liable for any resulting tax by virtue of the Share Exchange. Whether or not the Share Exchange qualifies as a tax deferred "reorganization," the Company's stockholders will not incur any taxable gain or loss as a result of the Share Exchange.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Share Exchange and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (such as life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Share Exchange under any state, local or foreign tax laws. No ruling from the Internal Revenue Service or opinion of counsel has been or will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Share Exchange. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: the effect on his or her personal tax situation of the Share Exchange (including the application and effect of state, local and foreign income and other tax laws); the effect of possible future legislation and Regulations; and the reporting of information required in connection with the Share Exchange on his or her own tax returns. It also will be the responsibility of each stockholder to prepare and file all appropriate tax returns.

G. Accounting Treatment of the Share Exchange

   The Acquisition will be accounted for as a purchase in which the purchase price and costs of the Acquisition are to be allocated to all of the identified assets acquired and liabilities assumed.

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H.   Dissenters' Rights

Under the applicable provisions of the Utah Revised Business Corporation Act (the “URBC”), Section 16-10a-1301 et seq., our shareholders are not entitled to dissenters’ rights with respect to the Acquisition.

I.   Transactions Related to the Acquisition

   The following transactions are conditions precedent to the closing of the acquisition of Conspiracy Entertainment. The information below is provided for informational purposes only. Certain transactions described below may have completed by the time you receive this statement.

   Our Management Following Closing

Following the Acquisition Closing, certain changes will be made in our management. These changes include the following:

-    Our corporate offices of will be transferred from 1434 West Alabama Houston, TX 77006 to 612 Santa Monica Blvd., Santa Monica, California 90401.
-   Upon Closing, all of the current Conspiracy Holdings officers will resign and Sirus Ahmadi will be appointed to the offices of President and Chief Executive Officer, and Keith Tanaka will be appointed to the offices of Chief Financial Officer and Secretary.

Sirus Ahmadi will serve as the President and Chief Executive Officer of Conspiracy Holdings following consummation of the Acquisition. Mr. Ahmadi co-founded Conspiracy Entertainment in October 1997 and since has served as its President and a board member since that time. He oversees our content acquisitions strategy, as well as on our publishing and sales efforts and on all licensing activities. Between March 1994 and October 1997, Mr. Ahmadi worked with European publisher Funsoft in the capacity of Director of International Licensing and, from August 1995, he also acted as General Manager, US Operations. His responsibilities included all international sales and worldwide product acquisitions. From February 1989 until March 1994, Mr. Ahmadi worked at Seika Corporation in marketing assistant and acted as the Director of National Marketing & Sales.

   Keith Tanaka will serve as Chief Financial Officer and Secretary of Conspiracy Holdings. Having worked with Conspiracy Entertainment as a consultant since foundation, Keith permanently joined the company in June 2000. Focusing on the day to day operations and all accounting functions, he is currently responsible for human resources, credit, administration, legal affairs, and processing all production related materials. Keith is Chief Financial Officer, Controller and corporate secretary. Keith has worked as Chief Financial Officer and Executive Vice President for Seika Corporation, and in similar capacity management positions with ANA and Fujitsu Business Systems.

   Settlement and Release of Outstanding Creditor Obligations

   We have entered into agreements to issue an aggregate of up to 8,500,000 shares of our common stock to certain of our creditors in exchange for the release of debts owed by the Company to such creditors (estimated to be approximately $170,000 of legal fees and professional advisors).

   The settlement of the outstanding debt will result in a dilution of our equity capital. The change in the number of outstanding shares of our common stock will result in an accounting adjustment to our balance sheet as liabilities are reduced and common stock and ad d itional paid-in capital is increased.

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THE COMPANIES

Business of Lance Systems, Inc.

We were organized on July 29, 1982, under the laws of the State of Utah, having the purpose of buying and selling strategic metals and investing in real estate and personal property. In approximately February 1983 we sold 9,000,000 shares of our common stock at $.02 per share in an offering pursuant to Rule 504 and Section 3(b) of the Securities Act of 1933 and which offering was registered with the Utah Division of Securities. We realized net proceeds of approximately $153,000. We participated in different projects including an Olympic Commemorative Book and a gold project in Columbia, South America. In 1987 we purchased Lance, Inc., which was a software company with a software program to assist managers of HUD qualified projects complete forms and reports to maintain HUD qualification for rental payments. The software eventually became obsolete and operations became inactive.

Since 1988, we have not engaged in any operations other than maintaining our public reports for the purpose of either merging with or acquiring an operating company with operating history assets. We voluntarily filed a registration statement on Form 10-SB to make information about us more readily available to the public. We made application for listing and are now listed on the OTC Bulletin Board sponsored by the National Association of Securities Dealers, Inc. (“NASD”). We are currently an inactive publicly registered shell corporation with no significant assets or operations. We have not been involved in any litigation nor have we had any prior regulatory problems. Our common stock is currently listed on the OTC Bulletin Board and we have never paid dividends. As of May 28, 2003 (our "Record Date"), we had 362 shareholders of record.

   Our principal offices are located at the office of the President at 1434 West Alabama Houston, TX 77006, and our telephone number is (713) 524-5976. Our President, Chief Financial Officer, and Secretary is John Spicer. As the sole officer, Mr. Spicer has overseen our principal business purpose, which is to seek merger or acquisition candidates. We have sought to acquire assets or shares of an entity actively engaged in business and which generates revenues, in exchange for our securities. We have not and will not, if the merger is not consummated, limit our search to any particular field or industry.

Mr. Spicer owns 40,000,000 pre-reverse stock split shares which represent approximately 52% of our outstanding common stock.

Competition .

We are not a significant participant in the market for mergers with, or financing of, development stage enterprises. There are many established management and financial consulting companies and venture capital firms which have significantly greater financial and personnel resources, technical expertise and experience than we have in this field. In view of our limited financial resources and management availability, we continue to be at a significant competitive disadvantage.

Property .

We have no operations and therefore neither rent nor own any property. We currently operate at 1434 West Alabama Houston, TX 77006, and our telephone number is (713) 524-5976. We pay no rent.

Employees .

We have no full-time or part-time employees. John Spicer, our sole officer, together with our directors have agreed to allocate a nominal portion of their time to our activities without compensation.

Legal Proceedings .

To our knowledge, we are not subject to any pending legal proceedings or claims.

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Plan of Operation .

We are an inactive publicly registered corporation with no significant assets or operations. There are no trends that will result in or are likely to result in our liquidity increasing or decreasing. We have no material commitments for capital expenditures as of the end of the latest fiscal period. We do not anticipate performing research and development for any products during the next twelve months. We have no full or part time employees and do not anticipate hiring any employees during the next twelve months. We are a public corporation currently seeking to acquire or merge with another corporation who seeks the perceived advantages of a publicly held corporation. We have, and likely will continue to have, insufficient capital to engage in any operations other than acquiring or merging with another company.

Trading Market and Dividends .

Our shares are listed on the OTC Bulletin Board but do not trade. Holders of our common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash or other dividends in the foreseeable future.
Financial Information .

Additional Information with respect to the Company, including audited financial statements for the two-year period ended June 30, 2002, and its management can be obtained from the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2002, attached as Annex C. The Company's unaudited quarterly financial statements are contained in its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, attached as Annex D.

   Changes In and Disagreements with Accountants

   The reports by our principal auditors on the financial statements of the Company for either of the past two years do not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, accounting principles or for any other reason. We have no material disagreement with HJ & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of HJ & Associates, would have caused them to make reference to such disagreement in connection with their report. HJ & Associates has not advised us that necessary internal controls did not exist, it was unwilling to rely on management’s representations, or that it is aware of information that if further investigated might materially impact reliability of issued reports.

Business of Conspiracy Entertainment Corporation

Conspiracy Entertainment is a privately held California corporation that was incorporated in November of 1997. Conspiracy Entertainment develops, publishes and markets interactive entertainment software. Conspiracy Entertainment currently publishes titles for many of the most popular interactive entertainment hardware platforms, such as Sony's PlayStation, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance as well as the next generation hardware platforms such as Sony's PlayStation 2, NINTENDO GAMECUBE and Microsoft's Xbox. Conspiracy Entertainment’s principal executive offices are located at 612 Santa Monica Blvd., Santa Monica, California 90401 and its telephone number is (310) 260-6150.

Conspiracy Entertainment has entered into strategic license arrangements with entertainment and media companies that have developed well-known characters and brands and that are producing properties that are expected to form the basis of some of future products. Its agreements with licensors and developers generally require it to make advance royalty payments.

Conspiracy Entertainment designs and develops its titles primarily through third parties with whom Conspiracy Entertainment has relationships. The development cycle for a new title typically ranges from 12 to 18 months and products are sold to mass merchandisers and through outsourced distributors. Conspiracy Entertainment’s products are manufactured exclusively by third parties.

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Shares of Conspiracy Entertainment are not publicly traded and there is no public trading market for its shares. As of the Record Date, Conspiracy Entertainment had two shareholders of record.

   The Company Strategy

Our objective is to become one of the leading independent developers and publishers of interactive entertainment software. By leveraging our ability to license popular properties, develop quality content with third-party developers and distribute titles through our worldwide distribution channels, Conspiracy Entertainment sees growth opportunities during the next major growth cycle of the interactive software industry.

Develop our own direct pipeline of compelling interactive titles for multiple platforms. In March 2001 the Company began publishing our own titles under the Conspiracy Entertainment brand. A total of 10 titles were completed and distributed during the remainder of 2001 generating revenues in excess of $7 million. Conspiracy Entertainment’s operations in 2002 generated revenues of approximately $6.3 million. Our product design and development is a joint effort between our internal producers and our worldwide network of third-party game developers. Titles are created around Conspiracy Entertainment licenses, its own content, or licenses from third-party developers. This model allows for the creation of game ideas utilizing the latest technologies and consumer trends and enables Conspiracy Entertainment to better manage production efforts in a cost-effective manner. This approach also helps Conspiracy Entertainment to continue to attract creative and innovative developers to enhance product design creativity while providing greater flexibility and predictability.

Broaden and strengthen domestic distribution channels. Conspiracy Entertainment’s sales and marketing efforts are designed to broaden product distribution and increase the penetration of Conspiracy Entertainment products. Currently Conspiracy Entertainment titles are sold to most mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy utilizing major distributors such as SVG and Universal. Over time Conspiracy Entertainment intends to take more direct control of the sales marketing and distribution process by looking to establish its own direct distribution and sales organization.

Enter international markets in 2003. Conspiracy Entertainment has experience in and relationships with the European and Japanese markets. The European market is approximately 80% of the US market, providing a incremental revenue growth opportunity for direct distribution of interactive titles. The Japanese market also represents a market expansion opportunity for Conspiracy Entertainment.

Maintain hardware platform flexibility. Conspiracy Entertainment has the ability to develop products for most all current hardware platforms. In addition, Conspiracy Entertainment leverages its more popular titles across multiple platforms that have large installed bases. Conspiracy Entertainment works with hardware companies to coordinate the release of new titles with the launch of the next generation hardware platforms for which those titles are designed.

Strengthen infrastructure and profitability so the business can be successfully scaled. To foster profitable growth Conspiracy Entertainment will add infrastructure and internal capabilities including additional producers. To enhance operating margins and increase market penetration, Conspiracy Entertainment will attempt to assume more of the sales, marketing and distribution functions and assume greater warehouse risk as just-in-time production processes are refined. The increased use of CD and DVD based software for new hardware platforms is also expected to result in shortened order lead times, reduced inventory risk and gross margins that are typically greater than those achievable with cartridge-based systems. Quicker product manufacturing and greater pricing flexibility will allow software producers to adjust to market demands and introduce products more rapidly.

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   The Products. Conspiracy Entertainment has been successful in pre-selling a number of its interactive entertainment titles. Much of Conspiracy Entertainment’s 2002 revenues had been secured with the titles already licensed even though such titles were still in production. In 2002, Conspiracy Entertainment developed a portfolio of titles and products for release in 2003 and beyond. The Company will utilize the following product development strategy to ensure a pipeline of high quality titles for 2003 and beyond:

   Create 15-20 new titles developed for the 2003/4 revenue targets . Over the next five years, Conspiracy Entertainment intends to evolve from licensing and subcontracting the development of product to the in-house development of its own product. Because of the 12-18 month lead time, it will require perhaps 50% or more of licensed titles in the 2003 product pipeline to meet 2003 growth targets.

   Increasingly create Conspiracy Entertainment-generated titles . Conspiracy Entertainment intends that within the next five years approximately 50% of the released titles from Conspiracy Entertainment will come from in-house generated concepts and ideas. Conspiracy Entertainment believes that increased intellectual property content enhances the value of the company and permits greater control and improved profit margins.

   Conspiracy Entertainment will focus on developing titles that target specific segments of the interactive entertainment industry. We identify popular properties that have the potential to become successful titles, evaluate the demographic segment that the titles are most likely to appeal to and begin the development process. In this manner, Conspiracy Entertainment is able to develop titles with brand name recognition that appeal to specific segments of the interactive entertainment software market.

   Licensing And Strategic Relationships; The Swing Relationship

In 1999, Conspiracy Entertainment entered into a strategic alliance with Swing Entertainment AG. The initial arrangement provided financing to Conspiracy Entertainment to create the content and product pipeline for Swing in Europe. A large number of product concepts introduced by Swing were created and developed by Conspiracy Entertainment. Swing was founded in October 1998, and went public on the German Neuermarket in February 2000. As additional market opportunities were created which would not be capitalized on with the existing relationship, it was determined that Conspiracy Entertainment needed to take more direct control over the creation and distribution of its own content as well as gaining direct access to the European market, which is approximately 80% the size of the US market.” In February, 2002, the relationship was redefined via a settlement agreement which provided Conspiracy Entertainment more independence and ownership of the titles and cleared direct access to the European market in 2003 and beyond. Swing subsequently filed for bankruptcy protection.

   Publishing

Conspiracy Entertainment has entered into publishing agreements with the publishers of interactive entertainment hardware platforms and our ability to obtain or maintain non-exclusive licenses with them, both for the rights to publish and to develop titles for their hardware platforms, is the foundation for our business. Conspiracy Entertainment are required to obtain a license to develop and publish titles for each hardware platform for which Conspiracy Entertainment develop and publish titles. Each license specifies the territory to which it applies, and such licenses range from as broad as multi-national distribution to as narrow as approval on a title-by-title basis. Conspiracy Entertainment’s existing hardware platform licenses for Sony's PlayStation and PlayStation 2, Nintendo's Game Boy Color and Game Boy Advance, Nintendo 64 and Microsoft's Xbox, and our license for NINTENDO GameCube require that it obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles Conspiracy Entertainment is able to publish for these hardware platforms, along with its ability to time the release of these titles is dependent upon decisions made by third party publishers.

License agreements relating to these rights generally extend for a term of two to three years. The agreements are terminable upon the occurrence of a number of factors, including: (1) breach of the agreement, (2) bankruptcy or insolvency; or (3) the entry into a relationship with, or acquisition by, a competitor of the manufacturer. Upon termination of a hardware platform license for any reason other than breach or default, the manufacturer has the right to purchase from Conspiracy Entertainment, at the price paid by Conspiracy Entertainment, any product inventory manufactured by such manufacturer that remains unsold for a specified period after termination. Conspiracy Entertainment must destroy any such inventory not purchased by the manufacturer. Upon termination as a result of breach or default, Conspiracy Entertainment must destroy any remaining inventory, subject to the right of any of its institutional lenders to sell such inventory for a specified period.

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Competition

   The interactive entertainment software industry is intensely competitive and is characterized by the frequent introduction of new hardware platforms and titles. Conspiracy Entertainment’s competitors vary in size from small companies to large corporations, including the manufacturers of the hardware platforms. Conspiracy Entertainment must obtain a license from and compete with the hardware platform manufacturers in order to develop and sell titles for their respective hardware platforms, with each such manufacturer being the largest publisher and seller of software products for its own hardware platforms. As a result of their commanding positions in the interactive entertainment industry as the manufacturers of hardware platforms and publishers of titles for their own hardware platforms, these manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees.

   In addition to the hardware platform manufacturers, Conspiracy Entertainment competes with other interactive entertainment software companies. Significant competitors include Acclaim Entertainment, Inc., Activision, Inc., Bandai America Incorporated, Capcom USA, Inc., Eidos PLC, Electronic Arts Inc., Infogrames, Inc., Interplay Entertainment Corp., Konami Corporation of America, Inc., Midway Games Inc., Namco Ltd., Sega Enterprises, Inc. (USA), Take-Two Interactive Software, Inc., THQ, Inc., BAM Entertainment, Ubi Soft Entertainment, Vivendi Universal S.A. and The 3DO Company. Many of these competitors are large corporations that have significantly greater financial, marketing, personnel and product development resources than Conspiracy Entertainment. Due to these greater resources, certain of these competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third-party software developers than Conspiracy Entertainment can. Conspiracy Entertainment believes that it is able to successfully compete with regard to the principal factors of the interactive entertainment software industry, including

   + product features;

   + brand name recognition;

   + rights to properties;

   + access to distribution channels;

   + product quality and ease of use;

   + price;

   + marketing support;

   + reviews received from independent reviewers; and

   + quality of customer service.

   However, any significant increase in the development, marketing and sales efforts of Conspiracy Entertainment’s competitors could harm its business.

   Legal Proceedings

From time to time, Conspiracy Entertainment may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this document, Conspiracy Entertainment is not aware of any pending legal proceedings.

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   Trading Market and Dividends

   Shares of Conspiracy Entertainment are not publicly traded and there is no public trading market for its shares. As of the Record Date, Conspiracy Entertainment had four shareholders of record.

   Employees

As of May 30, 2003, Conspiracy Entertainment had seven full time employees. Conspiracy Entertainment intends to hire additional employees as needed. Conspiracy Entertainment retains independent contractors from time to time to provide various services, primarily in connection with its software development and sales activities. Conspiracy Entertainment is not subject to any collective bargaining agreement.

   Facilities

Conspiracy Entertainment’s headquarters are located at 612 Santa Monica Blvd., Santa Monica, California, where we occupy approximately 3,900 square feet of office space under a lease, which expires in 2005.

PROPOSAL NUMBER THREE
ELECTION OF DIRECTORS

  Election of Directors
Upon the consummation of the Acquisition, all members of our current board of directors, John Spicer, Michael Smith and Hugh Arnall will resign. The Majority Stockholders by written consent dated May 29, 2003 have approved the following three nominees to be elected as directors upon the consummation of the Acquisition, each nominee of whom will hold office in accordance with our Articles of Incorporation and Bylaws: Sirus Ahmadi, Keith Tanaka and Randy Boweleit.

The appointment of new directors will take effect upon the consummation of the Acquisition. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. In accordance with Lance Systems Bylaws, the number of directors constituting the Board of Directors may be no less than three and no more than seven. Lance Systems currently does not have a standing audit, nominating or compensation committee of the Board of Directors or committees performing similar functions. All such functions are performed by the Board of Directors as a whole.

Biographical Information on Post-Acquisition Directors

Sirus Ahmadi (34), President, Chief Executive Officer and Director

   Sirus Ahmadi co-founded Conspiracy Entertainment in October 1997 and since has served as its President and a board member since that time. He oversees our content acquisitions strategy, as well as on our publishing and sales efforts and on all licensing activities. Between March 1994 and October 1997, Mr. Ahmadi worked with European publisher Funsoft in the capacity of Director of International Licensing and, from August 1995, he also acted as General Manager, US Operations. His responsibilities included all international sales and worldwide product acquisitions. From February 1989 until March 1994, Mr. Ahmadi worked at Seika Corporation in marketing assistant and acted as the Director of National Marketing & Sales.

Keith Tanaka (40), Chief Financial Officer, Secretary and Director

Keith Tanaka has worked with Conspiracy Entertainment as a consultant since foundation, Keith permanently joined the company in June 2000. Focusing on the day to day operations and all accounting functions, he is currently responsible for human resources, credit, administration, legal affairs, and processing all production related materials. Keith is Chief Financial Officer, Controller and corporate secretary. Keith has worked as Chief Financial Officer and Executive Vice President for Seika Corporation, and in similar capacity management positions with ANA and Fujitsu Business Systems.

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Randy Broweleit (47), Director

With almost 20 years of experience in the industry, Randy Broweleit brings a tremendous amount of experience and knowledge to Conspiracy. In 1985, Randy was hired as the VP of Marketing and Sales for Strategic Simulations, Inc. where he played a major role in the company’s expansion. In 1987, Randy founded Tengen, Inc. and acted as the Sr. VP of Operations for the Atari Games subsidiary. His duties and accomplishments include overseeing a staff of as many as 45 people, establishing the US/EC publishing infrastructure that would ultimately increase revenue from $0 to $41 million with $10 million in profit within his 10 months of employment, and the successful conversion of Tetris, Pac Man, RBI Baseball, Final Lap, Gauntlet, Blasteroids, Hard Drivin’ as well as many other coin-op classics to be sold for play on video game consoles. In 1989, Randy established Randall Broweleit Marketing, a licensing and consulting agency for PC games and videogames worldwide. Over the next 10 years, he created a global licensing network for the US, Europe and Japan. Some of his key licensed titles include Tomb Raider, Creatures, Chuck Rock, James Pond and Soccer Kid. In 1998, he was named the VP of Business Development for Animation Science Corporation with the main objective of redirecting high technology animation creation technology towards real-time games and the Internet. Randy, in 2000, became Sr. VP and General Manager of Konami of America. There he managed the North American game development studio operation for Japan’s largest and the world’s second largest game developer and publishing company.

Biographical Information on Our Current Directors

John Spicer, (63), President, Secretary

Mr. John Spicer, who serves as president and director is, and for eleven years has been, the sole owner of Long Supply Company a Houston, Texas manufacturer and distributor of fine jewelry. Prior to establishing Long Supply Company, he served as the president of Airtex National Bank NA in Houston, Texas and prior to that as president of Allied Vider Bank in Vider, Texas. During the preceding nine years he served as senior vice president of Spring Branch State Bank in Houston, Texas.

Michael A. Smith, (55), Director

Mr. Smith is a licensed architect and from 1987 to present has been the sole proprietor of Michael A. Smith, Architecture & Planning. In addition, from 1979 to 1986, he was a partner of Smith/Cole Associates, Inc. He graduated Cum Laude from the University of Houston, Bachelor of Architecture, in 1974 and practiced his profession continuously since 1975. From 1967 to 1969, he served in the United States Army, 1st Lieutenant, Infantry, Airborne, Ranger, Intelligence. Following Reserve service he was honorably discharged in 1980. In the past three years he has designed and produced documents for over thirty homes, and participated in the development of condominiums, townhouses and apartment projects, constituting more than 20,000 units, in New Mexico, Florida, North Carolina, Oklahoma, Ohio, Virginia and throughout Texas.

Hugh Arnall, (64), Director

Mr. Arnall grew up in Miami, Florida and attended the University of Florida. After graduation he served for ten years with the office machines division of Litton Industries. In 1967, Mr. Arnall formed Southern Distributors, Inc. the largest authorized distributor of Savin photocopiers and office equipment in the Southeastern United States. In 1979, he sold his interest in Southern Distributors and formed Tradewinds Commercial Contracting, a firm specializing in the maintenance and restoration of commercial buildings. Mr. Arnall has operated Tradewinds continuously since 1979 and the Company is currently specializing in the replacement and/or restoration of rusted and deteriorated concrete imbedded reinforcing steel.

Required Consent

Pursuant to the applicable provisions of the URBC, stockholders may take action electing directors without a meeting upon the consent of the holders of a majority of the outstanding shares of our common stock entitled to vote. The Majority Shareholders approved by written consent dated May 29, 2003 the following three nominees to be elected as directors upon the consummation of the Acquisition: Sirus Ahmadi, Keith Tanaka and Randy Boweleit.

B. Share Ownership and Certain Beneficial Owners and Management.

   The following table sets forth certain information concerning the ownership of common stock immediately before and after consummation of the acquisition of Conspiracy Entertainment, with respect to shareholders who where known to us to beneficially own more than five percent (5%) of our common stock as of May 28, 2003 and our officers and directors and nominees before and after consummation of the Acquisition individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

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Name and Address of Beneficial Owner	Common Stock Ownership Before the Acquisition	Ownership Percentage After the Acquisition	Common Stock Ownership After the Acquisition	Ownership Percentage After the Acquisition
Wallace T. Boyack	21,763,350	28.3%	62,181.002%
Michael A. Smith	--	--%	--	--%
Hugh Arnall	--	--%	--	--%
John Spicer	40,000,000	52%	--	--%
Sirus Ahmadi	--	--%	13,315,920	49%
Keith Tanaka	--	--%	1,946,280	7%
Randy Boweleit	--	--%	--	--%
  Executive Compensation
   No compensation was paid to any employee.

Compensation of Directors

   No compensation was paid to any director.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   No employment contracts or termination of employment and change-in-control arrangements.

Legal Proceedings

   We are unaware of any current legal proceedings.

Certain Relationships and Related Transactions

   To our knowledge, there is no proposed transaction between any Director, Officer or 10% shareholder within the last two years.

16(a) Beneficial Reporting Compliance

   We are unaware of any director, officer or any stockholder owning 10% or more of our common stock who has failed to file any of the required filings required under federal law.

Meetings of the Board of Directors

   The last annual meeting was held in June 2002. To date, there have been two special meetings held by the Board of Directors. On May 21, 2003, a Special Meeting of the Board of Directors was held. In that meeting, the Board issued 40,000,000 shares of common stock, pre-reverse split, to John Spicer in consideration for $40,000. On May 29, 2003, a Special Meeting of the Board of Directors was held. In that meeting, the Board unanimously approved the Acquisition of Conspiracy Entertainment, Inc. At both of the special meetings, approximately 99.4% of all shares issued and outstanding voted in favor of the proposed transactions.

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  Interests of Certain Persons in Matters to be Acted Upon.
John Spicer, current President and Secretary of Lance Systems, Inc., currently owns 40,000,000 shares of common stock, pre-reverse split, which will be cancelled immediately prior to the closing of the Acquisition, in consideration for the acquisition.

   Wallace T. Boyack, former President of Lance Systems, Inc., has a minimal interest in matters to be acted upon. Mr. Boyack currently owns approximately 21,763,350 shares of common stock, pre-reverse split. Upon closing of the Acquisition, Mr. Boyack will own approximately 62,181 shares of common stock of the Company.

PROPOSAL NUMBER FOUR
ADOPTION OF 2003 INCENTIVE SHARE PLAN

The Board is requesting that the shareholders of the Company adopt the 2003 Incentive Share Plan (the "Plan") reserving an aggregate of 2,000,000 shares of common stock (the "Available Shares") for issuance pursuant to the exercise of share options ("Options"), which may be granted to employees, officers, and directors of the Company and consultants to the Company. Following the Acquisition Closing, we expect to have approximately 7 employees, 2 officers, 3 directors and 1 consultant. As of May 15, 2003, we estimate the market value of the common stock underlying the options at $.02 per share.

Awards of restricted share ("Awards") may also be made under the Plan. Shares issued under this Plan are "restricted" in the sense that they are subject to repurchase by the Company at cost during the vesting period.

The Plan is designed to (i) induce qualified persons to become employees, officers, or directors of the Company; (ii) reward such persons for past services to the Company; (iii) encourage such persons to remain in the employ of the Company or associated with the Company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of business of the Company. To the extent that management personnel may be eligible to receive Options, which may be granted under the Plan, management has an interest in obtaining approval of the Plan by the Company's shareholders.

Administration Of The Plan

The Plan will be administered by the Company's Board of Directors or any of its committees appointed as permitted under the Plan (the "Administrator"). Transactions under the Plan are intended to comply with all applicable provisions under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be granted Options or Awards, the Committee has the authority and discretion to determine when Options or Awards will be granted and the number of Options or shares to be granted. The Administrator may determine which Options may be intended to qualify ("Incentive Share Options") for special treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code") or Non-Qualified Options ("Non-Qualified Share Options"), which are not intended to so qualify. See "Federal Income Tax Consequences" below. The Administrator also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options, the form or forms of the instruments evidencing Options or Awards granted under the Plan, the purchase price of the shares issued under the Plan, and the period or periods of time during which the Company will have a right to repurchase the shares and the terms and conditions of such repurchase. The Administrator may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Administrator may amend the Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements.

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The Administrator also may construe the Plan and the provisions in the i nstruments evidencing options granted under the Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan. The Administrator may not adversely effect the rights of any participant without the consent of such participant. This Plan will remain in effect for a term of 10 years from the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders, unless soon terminated by the Board of Directors.

   The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of share dividends, recapitalizations resulting in share splits or combinations or exchanges of shares. Participants in the Plan may be selected by the Administrator from employees and officers of the Company and its subsidiaries and consultants to the Company and its subsidiaries. In determining the persons to whom options and Awards will be granted and the number of shares to be covered by each option, the Administrator will take into account the duties of the respective persons, their present and potential contributions to the success of the Company, and such other factors as the Administrator deems relevant to accomplish the purposes of the Plan.

Share Options

   Only employees of the Company and its subsidiaries, as the term "employee" is defined for the purposes of the Code will be entitled to receive Incentive Share Options. Incentive Share Options granted under the Plan are intended to satisfy all requirements for incentive share options under Section 422 of the Code and the Treasury Regulations thereunder.

Each option granted under the Plan will be granted without consideration and will be evidenced by a written option agreement between the Company and the optionee. The option price of any Incentive Share Option may be not less than 100% of the Fair Market Value per share on the date of grant of the option; provided, however, that any Incentive Share Option granted under the Plan to a person owning more than ten percent of the total combined voting power of the common stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Share Option. "Fair Market Value" per share as of a particular date is defined in the Plan as the last sale price of the Company's common stock as reported on a national securities exchange or on the NASDAQ System or, if none, the average of the closing bid and asked prices of the Company's common stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Administrator in its discretion in good faith.

The exercise period of options granted under the Plan may not exceed ten years from the date of grant thereof. Incentive Share Options granted to a person owning more than ten percent of the total combined voting power of the common stock of the Company will be for no more than five years. Except in the case of options granted to disinterested directors, who comprise the Compensation Administrator, the Administrator will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond ten years from the date of the grant. Any extension of the exercisability of an option shall be for such consideration as the Administrator shall at such time and under such circumstances, as it, in its sole discretion, deems appropriate.

  To exercise an option, the optionee must pay the full exercise price in cash, in shares of common stock having a Fair Market Value equal to the option price or in property or in a combination of cash, shares, and property and, subject to approval of the Administrator. The Administrator has the sole and absolute discretion to determine whether or not property other than cash or common stock may be used to purchase the shares of common stock thereunder and, if so, to determine the value of the property received.

An option may not be exercised unless the optionee then is an employee, officer, or consultant of the Company or its subsidiaries, and unless the optionee has remained continuously as an employee, officer, or consultant of the Company since the date of grant of the option. If the optionee ceases to be an employee, officer, or consultant of the Company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, officer or consultant of the Company. All options which are not vested to an optionee, under the conditions stated in this paragraph for which employment ceases, will immediately terminate on the date the optionee ceases employment or association.

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If an optionee dies while an employee, officer or consultant of the Company, or if the optionee's employment, officer, or consultant status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

  As a condition to the issuance of shares upon the exercise of an option, the Company will require the optionee to pay to the Company the amount of the Company's tax withholding liability required in connection with such exercise. The Company, to the extent permitted or required by law, may deduct a sufficient number of shares due to the optionee upon exercise of the option to allow the Company to pay such withholding taxes. The Company is not obligated to advise any optionee of the existence of any tax or the amount which the Company will be so required to withhold.

Federal Income Tax Consequences Of Share Options

  The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state, and local income and other tax laws.
Incentive Share Options

  No income results to the holder of an Incentive Share Option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the shares obtained through exercise of the Option in excess of the option exercise price will be considered a capital gain, except that, if a sale, taxable exchange, or other disposition occurs within one year after exercise of the Incentive Share Option or two years after the grant of the Incentive Share Option (generally considered to be a "disqualifying disposition"), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the exercise price. Any appreciation on the shares between the exercise date and the disposition will be taxed to the optionee as capital gain. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference item for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the share.

Non-Qualified Share Options

  No compensation will be realized by the optionee of a Non-Qualified Share Option at the time it is granted. Upon the exercise of a Non-Qualified Share Option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a Non-Qualified Share Option by surrendering shares of the Company's common stock, the optionee will not recognize income or gain at the time of exercise.

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Consequences To The Company

  The Company recognizes no deduction at the time of grant or exercise of an Incentive Share Option and recognizes no deduction at the time of grant of a Non-Qualified Share Option. The Company will recognize a deduction at the time of exercise of a Non-Qualified Share Option on the difference between the option price and the fair market value of the shares on the date of grant. The Company also will recognize a deduction to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an Incentive Share Option.

Vesting Of Options

  Unless otherwise specified in an optionee's agreement, options granted under the Plan will become vested with the optionee over the course of four years from date of grant under the following schedule: 25% upon the first anniversary of the option grant and the remaining 75% monthly over the following 36 months.

Restricted Share Awards

  Shares issued under the Plan will be evidenced by a written restricted share purchase agreement between the Company and the participant. Shares issued under the Plan are transferable only if the transferee agrees to be bound by all of the terms of the Plan, including the Company's right to repurchase the shares, and only if such transfer is permissible under federal and state securities laws. To facilitate the enforcement of the restrictions on transfer, the Administrator may require the holder of the shares to deliver the certificate(s) for such shares to be held in escrow during the period of restriction.

Federal Income Tax Consequences Of Awards

  The federal income tax discussion set forth below is included for general information only. Participants are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state, and local income and other tax laws. Section 83(a) of the Internal Revenue Code provides that the receipt of share subject to a substantial risk of forfeiture and which is nontransferable does not result in taxable income until the restrictions lapse. At that time, the employee recognizes compensation income (taxable at the rate applicable to ordinary income) in the amount of the spread between the value of the share and the amount, if any, the employee paid for the share. The Company must withhold employment taxes on this income, and generally may deduct the amount the employee includes in income as an ordinary business expense.

Vesting Of Awards

  Unless otherwise specified in a participant's agreement, Awards of shares issued under the Plan will become vested with the participant over the course of four years from date of grant under the following schedule: 25% upon the first anniversary of the grant and the remaining 75% monthly over the following 36 months.

PROPOSAL NUMBER FIVE
APPOINTMENT OF INDEPENDENT AUDITORS.

Appointment of Auditor

Upon the closing of the acquisition of Conspiracy Entertainment, our Board of Directors consider it appropriate that Singer Lewak Greenbaum & Goldstein LLP, the independent auditors of Conspiracy Entertainment, continue as auditors for the consolidated entity for the fiscal year ending June 30, 2003. The appointment will take effect upon closing of the acquisition of Conspiracy Entertainment. If the acquisition is terminated for any reason, the current auditors of Lance Systems will continue as independent auditors for the company. Pending the closing of the acquisition of Conspiracy Entertainment, the current auditors of Lance Systems will continue to act as our independent auditors. Our current auditors are HJ & Associates.

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Change of Fiscal Year End

The Board of Directors have determined it to be in the best interests of Lance Systems to change their current June 30 fiscal year-end, effective on closing of the Acquisition of Conspiracy Entertainment, to a December 31 fiscal year-end. The purpose of changing the fiscal year-end is to bring the Lance Systems in line with the year-end of Conspiracy Entertainment, which is currently December.

Consent Required

The appointment of Singer Lewak Greenbaum & Goldstein LLP as Lance System’s independent auditors requires the approval of our Board of Directors and the consent of the holders of a majority of the outstanding shares of our common stock, entitled to vote as of the Record Date. On May 29, 2003, the Board of Directors executed a unanimous written consent authorizing and approving the appointment. The Majority Shareholders, holding approximately 81% of the outstanding shares of our common stock as of the Record Date, executed a written consent approving such appointment as of the closing of the acquisition of Conspiracy Entertainment..
Absence of Adverse Opinion, Modification, Disclaimer, or Disagreement

  The reports by our principal auditors on the financial statements of the Company for either of the past two years do not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, accounting principles or for any other reason. We have no material disagreement with HJ & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of HJ & Associates, would have caused them to make reference to such disagreement in connection with their report. HJ & Associates has not advised us that necessary internal controls did not exist, it was unwilling to rely on management’s representations, or that it is aware of information that if further investigated might materially impact reliability of issued reports.
Audit Fees
We have paid no audit fees for the most recent fiscal year.

Financial Information Systems Design and Implementation Fees

We have paid no fees for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by the principal accountant for the most recent fiscal year.
WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities at the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

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INDEX TO ATTACHMENTS

Annex A	Amendment to Lance Systems, Inc. Articles of Incorporation
Annex B	Share Exchange Agreement
Annex C	June 30, 2002 Annual Report for Lance Systems, Inc. on Form 10-KSB
Annex D	March 31, 2003 Quarterly Report for Lance Systems on Form 10-QSB

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SHARE EXCHANGE AGREEMENT

by and among

LANCE SYSTEMS, INC.,
A UTAH CORPORATION

and
CONSPIRACY ENTERTAINMENT CORPORATION,
A CALIFORNIA CORPORATION

Dated as of May 29, 2003

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SHARE EXCHANGE AGREEMENT

   THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of May 29, 2003, by and among Lance Systems, Inc., a Utah corporation (“ Lance ”) and Conspiracy Entertainment Corporation, a California corporation (“ Conspiracy ”).

RECITALS
  The Boards of Directors of Lance and Conspiracy have determined that it is in the best interests of, respectively, Lance and Conspiracy and their respective shareholders that Lance acquire Conspiracy through a share exchange, pursuant to the terms and conditions of this Agreement, with the holders of the common stock, no par value per share, of Conspiracy (“ Conspiracy Common Stock”) (the “ Share Exchange”), and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.
  As a condition precedent to the Closing (as defined below and used consistently throughout this Agreement), the parties have agreed that Lance will consolidate its issued and outstanding share capital on a 1 share for 350 share basis, John Spicer will cancel all of his outstanding shares (40,000,000 pre-reverse split) and changing its corporate name to “Conspiracy Entertainment Holdings, Inc.” (collectively, the “ Reorganization”), immediately prior to the effectuation of the Share Exchange.
  Lance shareholders owning a majority of the issued and outstanding shares of the common stock, $0.001 par value per share, of Lance ("Lance Common Stock ”) have approved the Reorganization, the Share Exchange, this Agreement and the transactions contemplated by this Agreement.
  Pursuant to the Share Exchange, among other things, and subject to the terms and conditions of this Agreement, (i) all of the shares of Conspiracy Common Stock which are issued and outstanding immediately prior to the Closing shall be exchanged for newly issued shares of common stock, no par value per share, of Lance (“ Lance Common Stock ”), and (ii) all stock options, warrants and other convertible instruments of Conspiracy issued or granted and outstanding immediately prior to the Closing (collectively, the “ Conspiracy Options ”) will become exercisable for shares of Lance Common Stock.
  Lance and Conspiracy desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange.

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AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

ARTICLE 1
THE SHARE EXCHANGE

1.1  The Share Exchange. Upon the terms and subject to the conditions of this Agreement, and subject to the applicable provisions of the California Corporations Code and all amendments and additions thereto (the “ Code ”), the Share Exchange shall be effected as follows:

(a)   Issuance Of Shares Of Lance Common Stock; Delivery of Lance Stock and Option Certificates . Based on an exchange ratio (the “ Exchange Ratio ”) of 821.06:1, the shareholders of Conspiracy named on Exhibit A attached to this Agreement (the “ Conspiracy Shareholders ”) shall receive, at the Closing, an aggregate of 21,552,900 newly issued shares of Lance Common Stock on a pro rata basis based on their percentage shareholdings in Conspiracy immediately prior to the Closing, as reflected on said Exhibit A, whereupon the Conspiracy Shareholders shall own an aggregate of 71% of the issued and outstanding shares of Lance Common Stock. No fraction of any share of Lance Common Stock will be issued to any Conspiracy Shareholder; rather, the number of shares of Lance Common Stock otherwise issuable to any Conspiracy Shareholder, if other than a whole number, shall be rounded to the next highest whole number, as reflected on Exhibit A hereto. In addition, each holder of a Conspiracy Option shall receive from Lance at the Closing, in exchange for a written instrument executed by him canceling by its terms all of the Conspiracy Options held by him at the Closing, a duly executed Option Certificate (a “ Lance Option Certificate ”) evidencing the grant to said holder of an option (each, a “ Lance Option ”) to acquire, on the same economic and contractual terms as applied to his Conspiracy Options, mutatis mutandis , that number of shares of Lance Common Stock as corresponds to the number of shares of Conspiracy Common Stock covered by his Conspiracy Options, as mathematically adjusted in accordance with the Exchange Ratio. At the Closing, each Conspiracy Shareholder shall receive from Lance one or more duly executed Lance Stock certificates evidencing his ownership of the number of shares of Lance Common Stock issuable to him pursuant to this Section 1.1(a) (“ Lance Stock Certificates ”).

(b)  Subsequent Transfer Of Conspiracy Common Stock; Delivery of Revocable Proxies . On the first business day after the timely consummation in full of the Private Placement (as defined in Section 6.3 hereof), each Conspiracy Shareholder shall deliver to Lance one or more stock certificates evidencing all of the issued and outstanding shares of Conspiracy Common Stock owned by him at the time of the Closing, as reflected in Exhibit A hereto, duly endorsed for transfer to Lance, whereupon Conspiracy will be a wholly-owned subsidiary of Lance. At the Closing, each Conspiracy Shareholder shall deliver to Lance a duly executed revocable proxy, in the form attached hereto as Exhibit B (each, a “ Revocable “Proxy ”) granting to Lance, subject to the terms and conditions set forth therein, the right to vote all of the shares of Conspiracy Common Stock owned by said Conspiracy Shareholder at the Closing on all matters presented for action by Conspiracy to the shareholders of Conspiracy during the period (the “ Private Placement Period ”) commencing with the Closing and ending on the earlier of (i) the date that said Conspiracy Shareholder transfers the shares of Conspiracy Common Stock owned by him to Lance pursuant to the provisions of the preceding sentence, and (ii) in the event that the Conspiracy Shareholders elect to unwind the Share Exchange pursuant to the provisions of Section 6.3 hereof, the date that the notice of that election is given to Lance pursuant to the provisions of Section 6.3 hereof.

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1.2 Reservation Of Shares. Lance shall at all relevant times reserve sufficient authorized but un-issued shares of Lance Common Stock for issuance pursuant to Section 1.1(a), and to cover the exercise of the Lance Options.

1.3 Adjustments To Exchange Ratio. The Exchange Ratio shall be mathematically adjusted to reflect fully the effect of any stock split, reverse stock split, stock combination, stock dividend or distribution (including any dividend or distribution of securities convertible into Lance Common Stock or Conspiracy Common Stock), and shall be equitably adjusted to reflect any reorganization, reclassification, recapitalization or other like change with respect to or involving Lance Common Stock or Conspiracy Common Stock, the effective date of which occurs after the date hereof and prior to the Closing.

1.4 Instructions To Transfer Agent. At the Closing, Lance shall direct its transfer agent to record, as soon as practicable after the Closing, the issuance of Lance Common Stock to the Conspiracy Shareholders pursuant to the provisions of Section 1.1(a) hereof.

1.5 Exemption From Registration. The shares of Lance Common Stock to be issued pursuant to Section 1.1(a) in connection with the Share Exchange will be issued in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “ Securities Act ”), and the shares of Conspiracy Common Stock to be transferred by the Conspiracy Shareholders to Lance pursuant to Section 1.1(b) hereof shall be transferred in transactions exempt from registration under the Securities Act pursuant to Section 4(1) thereof.

1.6 Characterization Of Share Exchange For Tax Reporting Purposes. For federal, state, and local income tax return reporting purposes, all parties hereto agree to treat the Share Exchange as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

1.7 Board Of Directors Of Lance. Immediately after the Closing, the number of directors of Lance shall be three (3). All of the then incumbent directors of Lance shall resign from their positions, effective at the time of the Closing, and the following persons shall be appointed to fill Lance’s directorial positions effective immediately after the Closing: Sirus Ahmadi, Keith Tanaka and Randy Broweleit.

1.8 Officers Of Lance. Effective at the time of the Closing, all of the then incumbent officers of Lance shall resign from their positions and the following persons shall be appointed to serve as officers of Lance effective immediately after the Closing: Sirus Ahmadi, President and Chief Executive Officer, and Keith Tanaka, Chief Financial Officer and Secretary.

1.9 Taking Of Necessary Action; Further Action.If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Lance are hereby fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.

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ARTICLE II
THE CLOSING

2.1 Time And Place Of Closing. The closing of the Share Exchange (the “ Closing ”) shall, unless otherwise agreed to in writing by the parties, take place at 9:00 a.m. on July 15, 2003 at the law offices of Bryan Cave LLP, 120 Broadway, 3 rd Floor, Santa Monica, California 90401.

2.2 Obligations Of Conspiracy At Or Prior To The Closing. At or prior to the Closing, as applicable, and subject to the satisfaction by Lance of its obligations hereunder, Conspiracy shall, or, as applicable, shall cause the Conspiracy Shareholders to, deliver to Lance the following:

(a) A copy of the Articles of Incorporation of Conspiracy certified as of a date within ten days of the Closing by the Secretary of State of the State of California and certified by the corporate secretary of Conspiracy as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

(b) A certificate from the Secretary of State of the State of California as to the existence and good standing of Conspiracy as of a date within ten days of the Closing;

(c) A certificate of the corporate secretary of Conspiracy attaching thereto true and correct copies of the Bylaws of Conspiracy as in effect on the date of the Closing and the corporate resolutions duly adopted by the board of directors of Conspiracy authorizing the consummation of the transactions contemplated hereby;

(d) The certificates of Conspiracy referred to in Section 6.1 hereof;

(e) Such other documents as are required to be delivered by Conspiracy or the Conspiracy Shareholders pursuant to this Agreement or as a condition to Lance’s obligations to enter into and complete the Closing, or as may reasonably be requested from Conspiracy or the Conspiracy Shareholders by Lance or its counsel; and

(f) The Revocable Proxies duly executed by the Conspiracy Shareholders.

2.3 Obligations Of Lance At Or Prior To The Closing. At or prior to the Closing, as applicable, and subject to the satisfaction by Conspiracy of its obligations hereunder, Lance shall deliver to each Conspiracy Shareholder the following:

(a) A copy of the Articles of Incorporation of Lance certified as of a date within ten days of the Closing by the Secretary of State of the State of Utah and certified by the corporate secretary of Lance as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

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(b) A certificate from the Secretary of State of the State of Utah as to the existence and good standing of Lance as of a date within ten days of the Closing;

(c) A certificate of the corporate secretary of Lance attaching thereto true and correct copies of the Bylaws of Lance as in effect on the date of the Closing and the corporate resolutions duly adopted by the board of directors of Lance authorizing the Reorganization and the consummation of the transactions contemplated hereby;

(d) The certificates of Lance referred to in Section 6.2 hereof;

(e) Such other documents as are required to be delivered by Lance pursuant to this Agreement or as a condition to Conspiracy’s obligations to enter into and complete the Closing, or as may reasonably be requested from Lance by Conspiracy or its counsel;

(f) Duly executed stock certificates evidencing the Lance Common Stock to be issued to said Conspiracy Shareholder in accordance with the provisions of Section 1.1(a) hereof and Exhibit A hereto; and

(g) A legal opinion in the form required pursuant to Section 6.2 hereof.

In addition, Lance shall, at the Closing, deliver to each holder of a Conspiracy Option a Lance Option Certificate conformably with the requirements of Section 1.1.(a) hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONSPIRACY

Except as expressly set forth and specifically identified by the section number of this Agreement in the disclosure schedule delivered by Conspiracy to Lance contemporaneously with the execution of this Agreement (the “ Conspiracy Disclosure Schedule ”), Conspiracy represents, warrants, and covenants to and with Lance as follows:

3.1 Organization And Qualification. Conspiracy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. Conspiracy is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, operations, properties, assets, liabilities, prospects, or condition (financial or otherwise) of Conspiracy (hereinafter a “ Conspiracy Material Effect ”).

3.2 Capitalization. The issued and outstanding capital stock of Conspiracy consists of 26,250 shares of Conspiracy Common Stock. All of the issued and outstanding shares of Conspiracy Common Stock are validly issued, fully paid, and nonassessable, and none of such shares has been issued in violation of the preemptive rights of any person.

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3.3 Subsidiaries And Affiliates.Except as set forth in Section 3.3 of the Conspiracy Disclosure Schedule, Conspiracy does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

3.4 Options Or Other Rights. Except as set forth in Section 3.4 of the Conspiracy Disclosure Schedule, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of Conspiracy, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of any shares of such capital stock or other equity interests.

3.5 Ownership of Shares. The issued and outstanding shares of Conspiracy Common Stock are owned of record and beneficially by the Conspiracy Shareholders in the respective amounts set forth on Exhibit A hereto. The Conspiracy Shareholders possess full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of Conspiracy Common Stock to be exchanged by them pursuant to the terms of this Agreement, free from all liens, claims, and encumbrances of any kind other than those arising pursuant to the terms of this Agreement.

3.6 Validity And Execution Of Agreement. Conspiracy has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated hereby, subject to the terms set forth in this Agreement. This Agreement has been duly executed and delivered by Conspiracy and constitutes the valid and binding obligation of Conspiracy, enforceable against Conspiracy in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.7 No Conflict. Except as set forth in Section 3.7 of the Conspiracy Disclosure Schedule and to the knowledge of Conspiracy, none of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation of, be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or the Bylaws of Conspiracy or of any judgment, decree, order, statute, injunction, rule, or regulation applicable to Conspiracy to an extent that would cause a Conspiracy Material Effect, or of any material note, bond, mortgage, indenture, or other instrument or obligation to which Conspiracy is a party or by which it or its assets or properties are bound to an extent that would cause a Conspiracy Material Effect; (b) result in the creation of any material option, pledge, security interest, lien, charge, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under this Agreement or applicable federal or state securities laws (hereinafter an “ Encumbrance ”), upon any of the properties or assets of Conspiracy pursuant to any such term or provision to an extent that would cause a Conspiracy Material Effect; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material note, bond, mortgage, indenture, contract, agreement, franchise, lease, licensing arrangement, commitment, or plan to which Conspiracy is a party, or by which Conspiracy or any of its properties or assets may be subject or bound, that would cause a Conspiracy Material Effect.

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3.8 Violation Of Laws. Conspiracy is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it, except for any such violation that would not result in a Conspiracy Material Effect.

3.9 Books And Records. The books and records of Conspiracy (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Conspiracy are current in all material respects and, as applicable, accurately reflect in all material respects the actions taken by the shareholders and the board of directors of Conspiracy since the date of inception of Conspiracy, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.10 omitted.

3.11 Title To Property; Encumbrances. Conspiracy has good title to and other legal right to use all material properties and assets, real, personal and mixed, tangible and intangible, except for matters that would not have a Conspiracy Material Effect (the “ Conspiracy Owned Assets ”). All Conspiracy Owned Assets are held by Conspiracy free and clear of all title defects or objections, mortgages, liens, pledges, charges, security interests, options to purchase or other Encumbrances of any kind or character, except: (i) liens for current Taxes (as defined below) not yet due and payable; (ii) liens, imperfections of title and easements which do not, either individually or in the aggregate, result in a Conspiracy Material Effect; (iii) mortgages and liens securing debt which is reflected as a liability on the latest balance sheet or disclosed to Lance; (iv) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s and other similar liens arising or incurred in the ordinary course of business; and (v) as set forth in Section 3.11 of the Conspiracy Disclosure Statement

3.12 Taxes. All returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed by Conspiracy with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (as defined below) (whether or not such Tax is imposed on Conspiracy) or the administration of any laws, regulations or administrative requirements relating to any Tax (hereinafter “ Tax Returns ”), as well as reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Conspiracy, have been duly and timely filed; Conspiracy has paid all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, franchise taxes, and any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability (hereinafter “ Taxes ”) which have become due, whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which Conspiracy is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision (hereinafter “ Governmental or Regulatory Body ”). There are no tax liens upon any of the assets or properties of Conspiracy except for liens for current Taxes not yet due. Conspiracy is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a “ Settlement Agreement ”), and Conspiracy does not have any obligation to make payments under any Settlement Agreement.

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3.13 Litigation.

(a) Except as set forth on Schedule 3.13 of the Conspiracy Disclosure Schedule, there is no action, proceeding, investigation, or inquiry pending or, to Conspiracy’s knowledge, threatened, (i) against or affecting any of Conspiracy’s assets or its business that, if determined adversely to Conspiracy, would result in a Conspiracy Material Effect, or (ii) that questions this Agreement or any action contemplated by this Agreement or to be taken in connection with the Share Exchange.

(b) Conspiracy has no knowledge of any state of facts, or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Conspiracy to determine that there exists any basis for any material claim against Conspiracy for any of the matters described in paragraph (a) above.

3.14 Contracts And Other Agreements. Section 3.14 to the Conspiracy Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which Conspiracy is a party or by which any of its assets or properties is bound. Conspiracy has previously made available to Lance complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements, contracts and commitments. Such agreements, contracts, and commitments are in full force and effect, and, to the knowledge of Conspiracy, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

3.15 ERISA. Except as set forth in Section 3.15 of the Conspiracy Disclosure Schedule, there are no employee benefit plans (“ Plans ”) as defined in the Employee Retirement Income Security Act of 1974, as amended (“ ERISA ”), maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of Conspiracy, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by Conspiracy, and no such Plan is or ever has been subject to ERISA.

3.16 Operations. Except as expressly authorized by this Agreement, or except as set forth in Section 3.16 of the Conspiracy Disclosure Schedule, since March 31, 2003, Conspiracy has not:

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(a) amended its Articles of Incorporation or ByLaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of Conspiracy;

(b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c) (i) entered into, amended or terminated any employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d) except for the issuance of the Loan Agreement, dated May 16, 2002, between Fraser Lakes Enterprise, Ltd. and Conspiracy in the amount of U.S. $450,000, issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, guaranteed any indebtedness for borrowed money or incurred any capitalized lease obligation;

(e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(f) knowingly waived any right of material value to the business of Conspiracy;

(g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectible of accounts receivable;

(h) instituted any wage or salary increase, paid any bonus, or increased the amount of any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or made any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course of its business consistent with past practice;

(i) entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, employee, consultant, agent or other representative;

(j) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay made in the ordinary course of business;

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(k) except in the ordinary course of business, and subject to the provisions of Section 5.3(b) hereof, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice, (iii) granted or suffered any lien on any of its assets or properties other than in the ordinary course of business, or (iv) entered into or amended any material contract or other agreement;

(l) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(m) except in the ordinary course of business, paid, directly or indirectly, any of its liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment; and

(n) except in the ordinary course of business, made any capital expenditures or commitments for capital expenditures in an aggregate amount exceeding $300,000.

3.17 Employee Relations. Conspiracy is not a party to any agreement with any labor organization, collective bargaining or similar agreement with respect to its employees. To the knowledge of Conspiracy, there are no attempts presently being made to organize any employees employed by Conspiracy.

3.18 Intellectual Property. To the knowledge of Conspiracy, none of the intellectual property (including, but not limited to, copyrights, trademarks, inventions (patentable or not), patents, trade secrets or other intellectual property rights) of Conspiracy infringes upon the rights of any other person in any material respect or, to the knowledge of Conspiracy, is so infringed upon by any other person or its property. Conspiracy has not received any notice of any claim of any other person relating to any of the intellectual property of Conspiracy and does not know of any basis for any such claim.

3.19 Omitted.

3.20 Licenses And Permits. Except as set forth in Section 3.20 of the Conspiracy Disclosure Schedule, no licenses or permits are required to be obtained by Conspiracy in connection with its properties or the business of Conspiracy. Conspiracy has not received any notice of any claim of revocation of any such scheduled permit or license and has no knowledge of any event which would be likely to give rise to such a claim.

3.21 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Conspiracy directly with Lance without the intervention of any other person on behalf of Conspiracy in such manner as to give rise to any valid claim by any such person against Conspiracy or Lance for a finder’s fee, brokerage commission or similar payment.

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3.22 Disclosure. To the knowledge of Conspiracy, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LANCE

Except as expressly set forth and specifically identified by the section number of this Agreement in the disclosure schedule delivered by Lance to Conspiracy contemporaneously with the execution of this Agreement (the “Lance Disclosure Schedule ”), each of Lance and Mr. Spicer, jointly and severally, represents, warrants, and covenants to and with Conspiracy and the Conspiracy Shareholders as follows:

4.1 Organization And Qualification. Lance is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. Lance is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Lance (hereinafter “ Lance Material Effect ”).

4.2 Capitalization. The issued and outstanding capital stock of Lance immediately prior to the Reorganization will consist of 76,898,333 shares of Lance Common Stock. All of the issued and outstanding shares of Lance Common Stock are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. Lance’s authorized capital consists of 100,000,000 shares of common stock, .001 par value, of which 30,158,324 shall be issued and outstanding, inclusive of the shares of Lance Common Stock issued to the Conspiracy Shareholders pursuant to Section 1.1(a) hereof, and 40,000,000 shares of Class B Common Stock, .001 par value, none of which have been or will be be issued and outstanding. As of the Closing, Lance is not a party to any agreement, commitment or understanding of any kind, oral or written, except for (i) this Agreement, (ii) the agreements effecting the Reorganization and (iii) the agreements to which it succeeded as a party ipso jure in the merger effected as part of the Reorganization (the “Reorganization Merger”), and will have no liabilities or obligations of any kind to any person other than (i) the liabilities and obligations assumed by it from Lance ipso jure in the Reorganization Merger, (ii) its contractual obligations under this Agreement and the agreements effecting the Reorganization and (iii) its obligations for Taxes that are payable solely by virtue of its existence as a corporation.

4.3 Subsidiaries And Affiliates. Lance does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

4.4 Options Or Other Rights. No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of Lance, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of any such capital stock or other equity interests.

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4.5 Validity And Execution Of Agreement. Lance has the full legal right, capacity, and power required to enter into, execute, and deliver this Agreement and to carry out the Reorganization and the transactions contemplated hereby. This Agreement has been duly and validly executed on behalf of Lance and is a valid and binding obligation of Lance, enforceable against Lance in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.6 No Conflict. None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation of, be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Lance or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to Lance to an extent that would cause a Lance Material Effect, or of any material note, bond, mortgage, indenture, or other instrument or obligation to which Lance is a party or by which it or its assets or properties are bound to an extent that would cause a Lance Material Effect; (b) result in the creation of any Encumbrance upon any of the properties or assets of Lance pursuant to any such term or provision to an extent that would cause a Lance Material Effect; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, arrangement, commitment, or plan to which Lance is a party, or by which Lance or any of its properties or assets may be subject or bound to an extent that would cause a Lance Material Effect.

4.7 Consents And Approvals. No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by Lance in connection with the Share Exchange.

4.8 Violation Of Laws . Lance is not in violation of any term or provision of its Articles of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it, except for any such violation that would not result in a Lance Material Effect.

4.9 Books and Records. The books and records of Lance (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Lance are current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of Lance since the date of inception of Lance, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

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4.10 Lance Financial Statements.

(a) The audited balance sheets of Lance as of June 30, 2000, 2001 and 2002 and the related audited statements of income, statements of cash flow and statements of shareholders’ equity for the years then ended, true and complete copies of which have heretofore been delivered to Conspiracy, present fairly, in all material respects, the financial position of Lance as at such dates and the results of operations, cash flows and changes in shareholders’ equity of Lance for the years then ended, in each case in accordance with GAAP consistently applied with respect to the periods covered thereby.

(b) The unaudited balance sheet of Lance as of March 31, 2003 and the related statement of income, statement of cash flow and statement of shareholders’ equity for the three months then ended, true and complete copies of which have heretofore been delivered to Conspiracy, present fairly, in all material respects, the financial position of Lance as of such date and the results of operations, cash flows and changes in shareholders’ equity of Lance for the period then ended, in each case in accordance with GAAP consistently applied with prior periods.

(c) The financial statements referred to in paragraphs (a) and (b) above, including the notes thereto, are hereinafter referred to as the “Lance Financial Statements.”

4.11 Undisclosed Liabilities. Lance does not have any liabilities of a kind required by GAAP to be set forth on a financial statement that are not fully and adequately reflected or reserved against on the Lance Financial Statements. Lance does not have any liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) liabilities that are fully reflected or reserved against on the latest balance sheet included in the Lance Financial Statements, (b) as specifically disclosed in the Lance Financial Statements, or (c) as specifically disclosed in Section 4.11 of the Lance Disclosure Schedule.

4.12 Title To Property; Encumbrances. Lance has good title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the Lance Financial Statements or acquired by Lance after the date of such balance sheet, free and clear of all Encumbrances other than liens for current taxes not yet due and payable.

4.13 Taxes. All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Lance have been duly and timely filed; Lance has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which Lance is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of Lance except for liens for current Taxes not yet due. Lance is not a party to any Settlement Agreement, and Lance does not have any obligation to make payments under any Settlement Agreement.

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4.14 Litigation.

(a) There is no action, proceeding, investigation, or inquiry pending or, to Lance’s knowledge, threatened, (i) against or affecting any of Lance’s assets or its business that, if determined adversely to Lance, would result in a Lance Material Effect or (ii) that questions the Reorganization, this Agreement or any action contemplated by this Agreement or in connection with the Reorganization or the Share Exchange.

(b) Lance has no knowledge of any state of facts, or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Lance to determine that there exists any basis for any material claim against Lance for any of the matters described in paragraph (a) above.

4.15 Contracts And Other Agreements. Lance has made available to Conspiracy complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements, contracts and commitments, in effect as of the date hereof, each of which material agreements, contracts and commitments is identified on Section 4.15 of the Lance Disclosure Schedule.

4.16 Compensation Arrangements; Officers, Directors And Employees. Lance does not pay any compensation to any of its officers or directors and has no employees other than its officers. Lance has not made a commitment or agreement (verbally or in writing) to pay any compensation to any such person.

4.17 ERISA. There are no Plans maintained, nor have any Plans ever been maintained, for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of Lance or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by Lance and no such Plan is or ever has been subject to ERISA.

4.18 Operations. Except as expressly authorized by this Agreement, or except as set forth in Section 4.18 of the Lance Disclosure Schedule, since the date of the latest audited balance sheet included in the Lance Financial Statements, Lance has not:

(a) amended its Articles of Incorporation or ByLaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of Lance;

(b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or incurred any capitalized lease obligation;

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(d) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(e) knowingly waived any right of material value to Lance;

(f) made any change in its accounting methods or practices;

(g) entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives, or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(h) made any payment or commitment to pay any severance or termination pay to any person;

(i) (i) sold, abandoned or made any other disposition of any of its assets or properties, or (ii) granted or suffered any lien on any of its assets or properties;

(j) made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(k) paid, directly or indirectly, any of its liabilities before the same became due in accordance with their terms;

(l) made any capital expenditures or commitments for capital expenditures;

(m) terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 4.15; or

(n) engaged in any line of business.

4.19 Intellectual Property. To the knowledge of Lance, none of the intellectual property (including, but not limited to, copyrights, trademarks, inventions (patentable or not), patents, trade secrets or other intellectual property rights) of Lance infringes upon the rights of any other person in any material respect or, to the knowledge of Lance, is so infringed upon by any other person or its property. Lance has not received any notice of any claim of any other person relating to any of the intellectual property of Lance and does not know of any basis for any such claim.

4.20 Insurance. Schedule 4.20 sets forth all policies of insurance maintained by Lance.

4.21 Licenses And Permits. Except as set forth in Section 4.21 of the Lance Disclosure Schedule, no licenses or permits are required to be obtained by Lance in connection with its properties or the business of Lance. Lance has not received any notice of any claim of revocation of any such scheduled license or permit and has no knowledge of any event which would be likely to give rise to such a claim.

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4.22 Brokers. Except as disclosed in Section 4.22 of the Lance Disclosure Schedule, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Lance directly with Conspiracy without the intervention of any other person on behalf of Lance in such manner as to give rise to any valid claim by any such person against Conspiracy or Lance for a finder’s fee, brokerage commission or similar payment.

4.23 Approval Of Share Exchange. The board of directors and shareholders of Lance have duly approved the Reorganization and the Share Exchange without reservation or qualification.

4.24 SEC Reporting Status. Lance filed a registration statement on Form 10-SB to register the Lance Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the “ Exchange Act ”), on March 9, 2001. Since that date, Lance has timely filed with the Securities and Exchange Commission (“ SEC ”) all reports required to be filed by it pursuant to Section 13 of the Exchange Act (the “ Reports ”). It has not filed a certification on Form 15 pursuant to Rule 12h-3 promulgated under the Exchange Act. None of the Reports filed with the SEC contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

4.25 Investment Company. Lance is not, and has never been, an investment company within the meaning of Section 3 of the Investment Company Act of 1940.

4.26 OTC Bulletin Board Status. The Lance Common Stock is approved for quotation on the OTC Bulletin Board sponsored by the National Association of Securities Dealers under the symbol “LAST.”

4.27 Omitted.

4.28 Disclosure. To the knowledge of Lance, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
ACTIONS PRIOR TO CLOSING

5.1 Corporate Examinations And Investigations. At or prior to the date of the Closing (the “Closing Date”), each of Lance and Conspiracy shall be entitled to make such investigation of the assets, properties, business and operations of the other and such examination of the books, records, Tax Returns, financial condition and operations of the other as each may wish. Any such investigation or examination shall be conducted at reasonable times and under reasonable circumstances and Lance and Conspiracy shall cooperate fully therein. In order that each of Lance and Conspiracy may have full opportunity to make such a business, accounting and/or legal review, examination or investigation as it may wish of the business and affairs of the other, Lance or Conspiracy, as the case may be, shall furnish to the other during such period all such information and copies of such documents concerning its affairs as the other may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully and provide all material information affecting its financial condition and business operations. Until the Closing, Lance, Conspiracy, and their respective affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement any information or documents obtained from the other concerning its assets, properties, business or operations; if the Closing shall not occur for any reason (including, without limitation, pursuant to a termination of this Agreement), or the Share Exchange is unwound pursuant to the provisions of Section 6.3 hereof, Lance, Conspiracy, and their respective affiliates shall not disclose, nor use for their own benefit, any such information or documents obtained from the other, in either case, unless and to the extent (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to Lance or Conspiracy, as the case may be, to keep such information confidential or (c) required by any applicable law, rule, regulation or court order. If the Share Exchange does not close for any reason, or the Share Exchange is unwound pursuant to the provisions of Section 6.3 hereof, Lance, Conspiracy, and their respective affiliates shall promptly return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the other party.

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5.2 Continuation Of Existence and Reporting Status Of Lance. From the date hereof through the Closing Date, Lance shall cause its corporate existence and status as a reporting issuer with the SEC to be continued in the ordinary course in the same manner as it has been conducted prior to its entering into this Agreement, except for such changes to its corporate existence as are effected pursuant to the Reorganization. Lance covenants that, except with the prior written consent of Conspiracy, which consent shall not be unreasonably withheld, Lance will not during this period:

(a) Do any of the restricted acts set forth in Section 4.18 hereof, or enter into any agreement of a nature set forth in Section 4.15 hereof; or )

(b) Enter into any transaction other than pursuant to the Reorganization or this Agreement.

5.3 Conduct And Preservation Of Business Of Conspiracy. From the date hereof through the Closing Date, and throughout the Private Placement Period, Conspiracy shall cause its business to be conducted in the ordinary course and in the same manner as it has been conducted since its inception. Conspiracy covenants that, except with the prior written consent of Lance, which consent shall not be unreasonably withheld, Conspiracy will not during these periods:

(a) Do any of the restricted acts set forth in Section 3.16 hereof, or enter into any agreement of a nature set forth in Section 3.14 hereof; or

(b) Enter into any transaction other than in the ordinary course of business, and further, Conspiracy shall during these periods use commercially reasonable efforts to (i) preserve intact its business, assets, properties and organizations; (ii) keep available the services of its present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and preserve its goodwill.

5.4 Advice Of Changes. Conspiracy will promptly advise Lance in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Conspiracy Disclosure Schedule or would have resulted in any representation of Conspiracy in this Agreement being untrue in any material respect. Lance will promptly advise Conspiracy in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Lance Disclosure Schedule or would have resulted in any representation of Lance in this Agreement being untrue in any material respect.

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5.5 OTC Bulletin Board. During the period prior to the Closing, Lance will exert its best efforts to maintain the listing on the OTC Bulletin Board of the Lance Common Stock. Lance shall take all necessary action to notify the OTC Bulletin Board and NASD Regulation of the Reorganization in a timely manner so that, effective at the consummation of the Reorganization, the Lance Common Stock will be eligible for quotation on the OTC Bulletin Board under the symbol “LAST.”

5.6 Reorganization. Lance shall in due course take all other necessary actions to facilitate and implement the Reorganization, including, without limitation, arranging for the printing of Lance Stock certificates, and notifying the public markets of the Reorganization in a timely manner.

5.7 SEC Reports And Other Filings. During the period prior to the Closing, Lance shall timely file with the SEC all reports and other documents that are required by the Exchange Act and the rules and regulations promulgated thereunder to be filed by Lance in connection with the transactions contemplated by this Agreement, or otherwise. Lance shall make and keep available, at all times through the Closing, adequate current public information with respect to itself, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (“Rule 144”). Lance shall cause to be prepared and distributed to its shareholders prior to the Closing, in accordance with the provisions of Regulation 14C promulgated under the Exchange Act, a written information statement relating to the Reorganization and the Share Exchange containing the information relating thereto specified in SEC Schedule 14C (the “Information Statement”). Conspiracy shall supply, as promptly as is reasonably practicable, to Lance all information concerning Conspiracy as is reasonably requested by Lance for inclusion in the Information Statement, and otherwise cooperate reasonably with Lance in the preparation of the Information Statement.

5.8 Shareholder Approvals. Each of Lance and Conspiracy shall, as expeditiously as practicable, take all actions necessary to obtain the approval of its shareholders of the Reorganization (in the case of Lance) and the transactions contemplated by this Agreement as required by the laws of Utah or California, as the case may be.

5.9 Other Agreements. Conspiracy and Lance agree to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Reorganization and the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the Closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement or otherwise disclosed herein.

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ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent To The Obligations Of Lance To Complete The Closing. The obligations of Lance, and Lance as its successor-in-interest, to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by Lance or Lance, as applicable:

(a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by Conspiracy at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Conspiracy set forth in Article III hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (iii) Lance shall have received a certificate to such effect from an officer of Conspiracy.

(b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with, third parties or Governmental or Regulatory Bodies required to be obtained by Conspiracy in order to permit the transactions contemplated by this Agreement to be consummated in accordance with (i) agreements to which Conspiracy is a party, (ii) court orders applicable to Conspiracy and (iii) applicable governmental laws, rules, and regulations shall have been obtained and any waiting period thereunder shall have expired or been terminated.

(c) All actions, proceedings, instruments, and documents to be taken, conducted, issued or executed in connection with the consummation of the transactions contemplated by this Agreement shall have been approved in form and substance by counsel for Lance, which approval shall not be unreasonably withheld.

(d) Conspiracy shall have furnished such certificates to evidence compliance with the conditions set forth in this Section 6.1 as may be reasonably requested by Lance or its counsel.

(e) Conspiracy shall not have suffered any Conspiracy Material Effect since the date of this Agreement.

(f) No material information or data provided or made available to Lance by or on behalf of Conspiracy shall be incorrect in any material respect.

(g) No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, ag ainst Conspiracy or any of its affiliates, employees, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that, if awarded, would have a Conspiracy Material Effect.

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(h) Conspiracy shall have received all necessary approvals from its shareholders and board of directors to proceed with the transactions contemplated hereby.

6.2 Conditions Precedent To The Obligations Of Conspiracy To Complete The Closing.The obligations of Conspiracy to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Conspiracy:

(a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by Lance at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Lance set forth in Article IV hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (iii) Conspiracy shall have received a certificate to such effect from an officer of Lance.

(b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with, third parties or Governmental or Regulatory Bodies required to be obtained by Lance in order to permit the transactions contemplated by this Agreement to be consummated in accordance with (i) agreements to which Lance is a party, (ii) court orders applicable to Lance and (iii) applicable governmental laws, rules, and regulations shall have been obtained and any waiting period thereunder shall have expired or been terminated.

(c) All actions, proceedings, instruments, and documents to be taken, conducted, issued or executed in connection with the consummation of the transactions contemplated by this Agreement shall have been approved in form and substance by counsel for Conspiracy, which approval shall not be unreasonably withheld.

(d) Lance shall have furnished such certificates to evidence compliance with the conditions set forth in this Section 6.2 as may be reasonably requested by Conspiracy or its counsel.

(e) Lance shall not have suffered any Lance Material Effect since the date of this Agreement.

(f) No material information or data provided or made available to Conspiracy by or on behalf of Lance shall be incorrect in any material respect.

(g) No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Lance or any of its affiliates, employees, consultants, officers, directors, or agents seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that, if awarded, would have a Lance Material Effect.

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(h) Counsel to Lance shall have delivered to Conspiracy a legal opinion, dated as of the Closing Date, addressed to Conspiracy and the Conspiracy Shareholders, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6., 4.7, 4.23, 4.24 (except as to the last sentence thereof), 4.26 and 4.27, all subject to customary limitations reasonably acceptable to counsel to Conspiracy.

(i) The Lance Common Stock shall be approved for quotation on the OTC Bulletin Board under the symbol “LAST.” Lance shall have continued to satisfy throughout the period from the date hereof through the Closing Date (i) its filing requirements under Section 13 of the Exchange Act and (ii) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

(j) Lance shall have received the necessary approvals from its shareholders and board of directors to proceed with the Reorganization and the transactions contemplated hereby.

(k) The Reorganization shall have been effectuated in its entirety, and satisfactory evidence of such entire effectuation shall have been presented to Conspiracy and its counsel.

(l) Lance shall have delivered to Conspiracy a certified statement, dated as of the Closing Date, from the independent auditor of Lance, certifying that as of 10 days or earlier prior to Closing the only non-contingent balance sheet liabilities of Lance are as set out in such certificate, and that such auditor is not aware of any material outstanding contingent and/or tax liabilities of Lance other than as identified in such certificate.

(m) Lance shall have received the necessary approvals from its shareholders to adopt, effective as of the Closing, the form of stock option plan set out herein as Exhibit C.

6.3 Condition Subsequent To The Obligations Of Conspiracy. The obligations of Conspiracy to consummate the Share Exchange by causing the Conspiracy Shareholders to transfer all of the issued and outstanding shares of Conspiracy Common Stock to Lance pursuant to Section 1.1(b) hereof are subject to the timely consummation, following the Closing Date, of the Private Placement (as defined below). Lance has advised Conspiracy and the Conspiracy Shareholders that it has retained Sequoia Financial to conduct a private placement, in accordance with all applicable federal, state and foreign securities laws, of authorized but un-issued shares of Lance Common Stock, and warrants exercisable into such shares, promptly after the Closing, pursuant to which Lance will sell 1,500,000 shares of such common stock for a price of U.S.$0.67 per share, each of which shares will have attached thereto a warrant to purchase one additional share of such common stock for an exercise price of U.S.$1.00 per share, in two equal tranches of 750,000 shares, one to be completed within five (5) business days of the Closing and the other to be completed within twenty-five (25) calendar days of the Closing (collectively, the “Private Placement”). In the event that the Private Placement is not fully consummated in accordance with the terms of the preceding sentence, the Conspiracy Shareholders shall have the right in their sole discretion, acting solely as a group, to unwind the Share Exchange by (i) retaining the shares of Conspiracy Common Stock otherwise deliverable by them to Lance pursuant to Article I hereof, (ii) returning to Lance all of the Lance Stock Certificates and Lance Option Certificates delivered to them (and the former holders of the Conspiracy Options) pursuant to Article I hereof, duly endorsed for transfer to Lance, and (iii) delivering to Lance a written notice signed by all of the Conspiracy Shareholders expressing the unanimous decision of the Conspiracy Shareholders to unwind the Share Exchange and revoking by its terms each of the Revocable Proxies.

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ARTICLE VII
POST-CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

7.1 Further Information. Following the Closing, Lance and Conspiracy will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of Lance or Conspiracy, as the case may be, relating to the business of Lance or Conspiracy in their possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably requested by the other party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

7.2 Record Retention. Each of Lance and Conspiracy agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the books and records of Lance or Conspiracy relating to the business of Lance or Conspiracy in its possession with respect to periods prior to the Closing Date. Each of Lance and Conspiracy shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving the other 30 days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other party’s expense, custody of such books and records as such party may intend to destroy.

7.3 Post-Closing Assistance. From and after the Closing, Lance and Conspiracy will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or related determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.

7.4 SEC Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale or resale of the Lance Common Stock to the public without registration with the SEC, the management of Lance will:

(a) make and keep available, at all times, adequate current public information with respect to Lance, as those terms are understood and defined in Rule 144; and

(b) file with the SEC in a timely manner all reports and other documents required to be filed by Lance under the Exchange Act, including, without limitation, one or more current reports on Form 8-K describing the Reorganization and the transactions contemplated by this Agreement

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7.5 No Reverse-Split Clause. Both parties agree that, following the completion of the acquisition, the newly merged Company will not attempt nor effect a reverse split of any shares of the Company for a period of (12) months from the date the acquisition closes.

ARTICLE VIII
SURVIVAL

8.1 Survival Of Representations And Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of either party hereto, each representation and warranty made in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Lance and Conspiracy;

(b) by Lance or Conspiracy by written notice to the other party hereto, if the Closing shall not have occurred for any reason on or prior to the close of business on September 1, 2003 (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

(c) by Lance or Conspiracy if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable;

(d) by Lance if Conspiracy has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; or

(e) by Conspiracy if Lance has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.
Should either party terminate this Agreement for reason of a default by the other as described in Section 9.1(d) or (e), the defaulting party shall be liable for all damages caused to the non-defaulting party by the resulting failure to close.

9.2 Survival After Termination. If this Agreement is terminated pursuant to Section 9.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.1 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of Conspiracy or Lance or their respective affiliates, except as otherwise provided in the last sentence of Section 9.1.

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9.3 Remedies Upon Termination. In the event that either party terminates this Agreement pursuant to the provisions of Section 9.1(d) or (e) hereof, the terminating party shall be entitled to seek and obtain money damages from the other party, plus its court costs and reasonable attorney’s fees in connection with the pursuit of its remedies hereunder. Each of Lance and Mr. Spicer, jointly and severally, hereby agree to indemnify and hold Conspiracy, its affiliates, successors, assigns, and the shareholders, directors, officers, employees, and agents of each of them (collectively, the "Indemnified Parties") harmless from, against and in respect of, and waives any claim for contribution or indemnity with respect to, any and all claims, losses, damages, liabilities, expenses or costs, including attorneys' fees and expenses incurred or to be incurred by any of them (a) resulting from or arising out of any breach or violation of the representations, warranties, covenants or agreements of either of Lance and Mr. Spicer contained in this Agreement, or delivered pursuant hereto or the failure of the condition subsequent described in Section 6.3 or (b) arising out of the enforcement of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1 Expenses. Each party shall be responsible for its own expenses with respect to the transactions contemplated by this Agreement, including, but not limited to, legal and accounting fees incurred in connection with this Agreement, the Reorganization and the Share Exchange.

10.2 Further Assurances. Each of Conspiracy and Lance, at any time, whether before, on or after the Closing Date, at the request of the other party, and without further consideration, will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other actions as may reasonably be deemed necessary or desirable in order to transfer, convey and assign, subject to the terms and conditions of this Agreement, the Conspiracy Shares to Lance, issue the Lance Common Stock to the Conspiracy Shareholders and otherwise to effect the transactions contemplated herein. The parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

10.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified first-class mail, postage prepaid, return receipt requested. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case addressed as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10.3):

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If to Conspiracy:

 Conspiracy Entertainment Corporation:
612 Santa Monica Blvd.
Santa Monica, CA 90401
Attn: Keith Tanaka

With a copy to:

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attn: D. Thomas Triggs, Esq.

If to Mr. Spicer or Lance:

Lance Systems, Inc.
350 South 400 East, Suite 105
Salt Lake City, UT 84111
Attn: John Spicer

With a copy to:

Zouvas & Stocker
1945 Willow Lane.
San Diego, California 92106
Attn: Luke C. Zouvas, Esq.

10.4 Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against either of the parties in the United States District Court for the Central District of California or any state court sitting in the City of Los Angeles, California, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and waives any objection to venue laid therein. Process in any such suit, action, or proceeding may be served on either party anywhere in the world, whether within or without the State of California. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at its address referred to in Section 10.3 hereof, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

10.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT A COURT AS OPPOSED TO A JURY SHOULD ADJUDICATE ANY DISPUTE, CONTROVERSY, CLAIM, CAUSE OF ACTION, COUNTERCLAIM AND/OR CROSS-COMPLAINT IN ANY ACTION OR PROCEEDING, INCLUDING, BUT NOT LIMITED TO, AN ALLEGED CONTRACT, STATUTORY, TORT AND/OR EQUITABLE CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY PERFORMANCE THEREOF OR IN ANY WAY RELATED TO THE FOREGOING. THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY PERFORMANCE THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORT OR OTHER THEORIES OF LIABILITY, WHETHER LEGAL OR EQUITABLE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT LITIGATION, AND UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND WITH THE ADVICE OF COUNSEL IF IT CHOSE TO SEEK SUCH ADVICE AND (iv) EACH SUCH PARTY DEEMS THIS PROVISION TO BE MATERIAL TO THE CONSIDERATION EXCHANGED AND HAS ENTERED INTO THIS AGREEMENT IN RELIANCE ON, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

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10.6 Publicity. No press release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Lance and Conspiracy except as may be required by applicable law or the rules and regulations of applicable regulatory authorities.

10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the agreements, certificates and other documents delivered pursuant to this Agreement, and the agreements referenced herein and therein, contain the entire agreement between the parties with respect to the transactions described herein and therein, and supersede all prior agreements, written or oral, with respect thereto.

10.8 Waivers And Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

10.10 Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by either party hereto without the prior written consent of the other party hereto except by operation of law and any other purported assignment shall be null and void. Each of Lance and Conspiracy hereby expressly acknowledges that Lance will, ipso jure , be the legal successor-in-interest to Lance for all purposes from and after the effective time of the Reorganization.

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10.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument.

10.12 Exhibits And Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.13 Effect Of Disclosure On Schedules. Any item disclosed on any Disclosure Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

10.14 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

10.15 Severability Of Provisions. If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

10.16 Definition of “Knowledge.” The phrase “to the knowledge of,” and similar expressions, whenever used in this Agreement of a party hereto, with respect to a specific positive or negative fact, means the actual conscious awareness of said fact by the chief executive officer or chief financial officer of said party.

10.17 Third-Party Beneficiary Rights. Lance hereby expressly acknowledges that each Conspiracy Shareholder and each holder of a Conspiracy Option is fully intended by the parties hereto to be a beneficiary of the rights granted to him, expressly or by implication, pursuant to the terms hereof to the same extent as if said Conspiracy Shareholder or holder of a Conspiracy Option were a signatory to this Agreement. It is the further intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any other person not a party signatory to this Agreement, unless otherwise expressly agreed in writing by the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANCE SYSTEMS, INC. By: Its :

CONSPIRACY ENTERTAINMENT, INC. By: Its :

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